UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-12

Diebold, Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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5995 Mayfair Road
P. O. Box 3077 • North Canton, Ohio 44720-8077

October 9, 2008

Dear Shareholder:

The 2008 Annual Meeting of Shareholders of Diebold, Incorporated will be held at the Sheraton Suites, 1989 Front Street, Cuyahoga Falls, Ohio 44221, on Wednesday, November 12, 2008 at 10:00 a.m. EST. For your convenience, we are pleased to offer a live webcast of the annual meeting at http://www.diebold.com.

All holders of record of Diebold Common Shares as of October 3, 2008, are entitled to vote at the 2008 Annual Meeting.

As described in the accompanying Notice and Proxy Statement, you will be asked to (i) elect ten directors and (ii) ratify the appointment of KPMG LLP as independent auditors for 2008.

Diebold’s Annual Report for the year ended December 31, 2007 is included herein. Your proxy card is enclosed. Please indicate your voting instructions and sign, date and mail this proxy card promptly in the return envelope.

If you are planning to attend the meeting, directions to the meeting location are included on the back page. If you are unable to attend the meeting, you may listen to a live broadcast that will be available from Diebold’s web site at http://www.diebold.com. The replay can also be accessed on the site soon after the meeting for up to three months.

We look forward to seeing those of you who will be attending the meeting.

Sincerely,

John N. Lauer Chairman of the Board	Thomas W. Swidarski President and Chief Executive Officer

5995 Mayfair Road
P.O. Box 3077 • North Canton, Ohio 44720-8077

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
November 12, 2008
10:00 a.m. EST

Dear Shareholder,

The Annual Meeting of Shareholders of Diebold, Incorporated will be held at the Sheraton Suites, 1989 Front Street, Cuyahoga Falls, Ohio 44221, on November 12, 2008 at 10:00 a.m. EST, for the following purposes:

1. To elect ten directors; and

2. To ratify the appointment of KPMG LLP as the Company’s independent auditors for the year 2008.

Your attention is directed to the attached proxy statement, which fully describes these items.

Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Holders of record of Diebold Common Shares at the close of business on October 3, 2008 will be entitled to vote at the meeting.

The enclosed proxy card is solicited, and the persons named therein have been designated, by the Board of Directors of the Company.

By Order of the Board of Directors

Chad F. Hesse
Corporate Counsel and Corporate Secretary

October 9, 2008
(approximate mailing date)

YOU ARE REQUESTED TO COOPERATE IN ASSURING A
QUORUM BY FILLING IN, SIGNING AND DATING THE ENCLOSED PROXY
AND PROMPTLY MAILING IT IN THE RETURN ENVELOPE.

DIEBOLD, INCORPORATED
5995 Mayfair Road
P.O. Box 3077 • North Canton, Ohio 44720-8077

PROXY STATEMENT

Annual Meeting of Shareholders, November 12, 2008

This proxy statement is furnished to shareholders of Diebold, Incorporated in connection with the solicitation by the Board of Directors of proxies that will be used at the 2008 Annual Meeting of Shareholders to be held on November 12, 2008, at 10:00 a.m. EST, or any adjournments thereof, for the purpose of considering and acting upon the matters referred to in the preceding Notice of Annual Meeting and more fully discussed below.

Record Date and Share Ownership

On October 3, 2008, the record date for the meeting, the outstanding voting securities of the Company consisted of 66,100,709 Common Shares, $1.25 par value per share, all of one class. Each shareholder of record as of the close of business on October 3, 2008 will be entitled to one vote for each Common Share held on that date.

Submitting and Revoking Your Proxy

This proxy statement and accompanying form of proxy were first mailed to shareholders on or about October 9, 2008. If you complete and submit your proxy, the persons named as proxies on your proxy card, which we refer to as the Proxy Committee, will vote the shares represented by your proxy in accordance with your instructions.

If you submit a proxy card but do not fill out the voting instructions on the proxy card, the Proxy Committee will vote the shares represented by your proxy as follows:

•	FOR the election of the director-nominees set forth in “Proposal No. 1: Election of Directors.”

•	FOR ratification of the appointment of the independent auditors set forth in “Proposal No. 2: Ratification of Appointment of Independent Auditors.”

In addition, if other matters are properly presented for voting at the Annual Meeting, the Proxy Committee will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented for voting at the Annual Meeting.

Shareholders may revoke the authority granted by their proxies at any time before the exercise of the powers conferred thereby by: notice in writing delivered to the Secretary of the Company; submitting a subsequently dated proxy; or attending the Annual Meeting, withdrawing the proxy and voting in person.

Cumulative Voting

If a shareholder gives written notice to the President, any Vice President or Secretary at least forty-eight hours prior to the time fixed for holding the Annual Meeting that the shareholder desires that the voting for the election of directors shall be cumulative, and if an announcement of the giving of such notice is made upon convening of the Annual Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder will have cumulative voting rights.

In cumulative voting, each shareholder may cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected, and the votes may be cast for one nominee only or distributed among the nominees.

In the event that voting at the Annual Meeting is to be cumulative, unless contrary instructions are received on the enclosed proxy, it is presently intended that all votes represented by properly executed proxies will be divided evenly among the candidates nominated by the Board. However, if voting in such manner would not be effective to elect all such nominees, such votes will be cumulated at the discretion of the Proxy Committee so as to maximize the number of such nominees elected.

Votes Required to Adopt Proposals

The results of shareholder voting at the Annual Meeting will be tabulated by the inspectors of elections appointed for the Annual Meeting. The Company intends to treat properly executed proxies that are marked “abstain” as present for purposes of determining whether a quorum has been achieved at the Annual Meeting, but will not count any broker non-votes for such purpose.

The director-nominees receiving the greatest number of votes will be elected. Votes withheld with respect to the election of directors will not be counted in determining the outcome of that vote. However, our Board of Directors has adopted a policy that any director-nominee that is elected but receives a greater number of votes withheld from his or her election than votes in favor of election is expected to tender his or her resignation following certification of the shareholder vote, as described in greater detail below under “Proposal No. 1: Election of Directors.” All other matters to be considered at the Annual Meeting require, for approval, the affirmative vote of a majority of Common Shares voted at the meeting in person or by proxy. Abstentions with respect to the proposal to ratify the appointment of the independent auditors will not be counted for determining the outcome of that proposal.

The Company does not anticipate receiving any broker non-votes at the Annual Meeting in light of the nature of the matters to be acted upon thereat; however, any broker non-votes received in respect of the ratification of the appointment of the independent auditors will not affect the voting on such proposal.

DIRECTOR INDEPENDENCE

The Board has determined that each of Louis V. Bockius III, Phillip R. Cox, Richard L. Crandall, Gale S. Fitzgerald, Phillip B. Lassiter, John N. Lauer, Eric J. Roorda, Henry D. G. Wallace and Alan J. Weber, which includes each of the current members of the Audit Committee, the Board Governance Committee and the Compensation Committee, has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the Company’s director independence standards, which reflect the New York Stock Exchange director independence standards as currently in effect and as they may be changed from time to time.

In making this determination with respect to Mr. Weber, the Board determined that the provision of proxy processing, mailing and tabulation services by Broadridge Financial Solutions, Inc., the board of directors of which Mr. Weber is a member, did not create a material relationship or impair the independence of Mr. Weber because he serves only as a member of such board, and the nature of the services provided and the fees paid by the Company for such services were less than $80,000 in 2007.

Under the Company’s director independence standards, a director will be determined not to be independent under the following circumstances:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company;

•	The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(a) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or two percent of such other company’s consolidated gross revenues;

•	The director has not engaged in a transaction with the Company for which the Company has been or will be required to make a disclosure under Item 404(a) of Regulation S-K promulgated by the SEC; or

•	The director has no other material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

Thomas W. Swidarski does not meet the aforementioned independence standards because he is the President and Chief Executive Officer, and is an employee of, the Company.

The Company’s director independence standards are available on the Company’s web site at http://www.diebold.com or by written request to the Corporate Secretary.

In addition, except for employment arrangements with the Chief Executive Officer and other management directors that may be on the Board from time-to-time, the Company does not engage in transactions with directors or their affiliates if a transaction would cause an independent director to no longer be deemed independent, would present the appearance of a conflict of interest or is otherwise prohibited by law, rule or regulation. This includes, directly or indirectly, any extension, maintenance or renewal of an extension of credit to any director of the Company.

This prohibition also includes significant business dealings with directors or their affiliates, charitable contributions which would require disclosure in the Company’s proxy statement under the rules of the NYSE, and consulting contracts with, or other indirect forms of compensation to, a director. Any waiver of this policy may be made only by the Board and must be promptly disclosed to the Company’s shareholders.

COMMUNICATIONS WITH DIRECTORS

In accordance with the NYSE’s corporate governance standards, the Company’s non-management directors meet at regularly scheduled executive sessions without management present. The Company’s Chairman of the Board, John N. Lauer, is an independent director and presides at these sessions. Shareholders and interested parties may communicate with our committee chairs or with our non-management directors as a group, by sending an email to:

•	Audit Committee — auditchair@diebold.com

•	Board Governance Committee — bdgovchair@diebold.com

•	Compensation Committee — compchair@diebold.com

•	Directors — nonmanagmentdirectors@diebold.com

Communication may also be directed in writing to such person or group at Diebold, Incorporated, Attention: Corporate Secretary, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077. The Board has approved a process for handling communications received by the Company and addressed to non-management members of the Board. Under that process, the Corporate Secretary will review all such communications and determine whether such communications require immediate attention. The Corporate Secretary will forward such communications, or a summary of such communications, to the appropriate director or directors.

A majority of the independent directors of the Board approved the above-described process for determining which communications are forwarded to various members of the Board.

BUSINESS ETHICS POLICY

All of the directors, executive officers and employees of the Company are required to comply with certain policies and protocols concerning business ethics and conduct, which we refer to as our Business Ethics Policy.

The Business Ethics Policy applies not only to the Company, but also to all of those domestic and international companies in which the Company owns or controls a majority interest. The Business Ethics Policy describes certain responsibilities that the directors, executive officers and employees have to the Company, to each other and to the Company’s global partners and communities including, but not limited to, compliance with laws, conflicts of interest, intellectual property and the protection of confidential information.

The Business Ethics Policy is available on the Company’s web site at http://www.diebold.com or by written request to the Corporate Secretary.

DIRECTOR COMMITTEES AND COMPOSITION

During 2007, the Board held six meetings. All of the current directors of the Company attended 75% or more of the aggregate of all meetings of the Board and the Board committees on which they served during the period. During 2007, the Board had five standing committees: Audit Committee, Board Governance Committee, Compensation Committee, Investment Committee and Information Technology Oversight Committee. Below is a summary of our committee structure and membership information during 2007:

[1]	Mr. Massy retired from the Board and did not stand for re-election at our 2007 Annual Meeting.

Audit Committee

This committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, and its functions are described below under “Report of Audit Committee.” The committee’s current charter is available on the Company’s web site at http://www.diebold.com or by written request to the Corporate Secretary.

The current members of the Audit Committee are Henry D. G. Wallace, Chair, Louis V. Bockius III, Richard L. Crandall, Eric J. Roorda and Alan J. Weber, all of whom are independent. In addition, the Board has determined that Messrs. Wallace and Weber are audit committee financial experts. This committee met in person or telephonically six times during 2007, and had informal communications between themselves and management, as well as with the Company’s independent auditors, at various other times during the year.

Board Governance Committee

This committee’s functions include reviewing the qualifications of potential director candidates and making recommendations to the Board to fill vacancies or to expand the size of the Board, when appropriate. This committee also makes recommendations as to the composition of the various committees of the Board and as to the compensation paid to the directors for their services on the Board and on Board committees. The committee’s current charter is available on the Company’s web site at http://www.diebold.com or by written request to the Corporate Secretary.

The current members of the Board Governance Committee are Gale S. Fitzgerald, Chair, Louis V. Bockius III, Phillip B. Lassiter and John N. Lauer, all of whom are independent. This committee met in person or telephonically four times during 2007.

Compensation Committee

This committee administers the Company’s executive pay program. The role of the committee is to oversee the Company’s equity plans (including reviewing and approving equity grants to executive officers) and to annually review and approve all pay decisions relating to executive officers. This committee also assesses achievement of corporate and individual goals, as applicable, by the executive officers under the Company’s short- (annual) and long-term incentive plans. This committee reviews the management succession plan and proposed changes to any benefit plans of the Company such as retirement plans, deferred compensation plans and 401(k) plans. The committee’s current charter is available on the Company’s web site at http://www.diebold.com or by written request to the Corporate Secretary.

The current members of the Compensation Committee are Phillip B. Lassiter, Chair, Phillip R. Cox, Gale S. Fitzgerald and John N. Lauer, all of whom are independent. This committee met in person or telephonically four times during 2007.

Investment Committee

This committee’s functions include establishing the investment policies, including asset allocation, for the Company’s cash, short-term securities and retirement plan assets, overseeing the management of those assets, ratifying fund managers recommended by management and reviewing at least annually the investment performance of the Company’s retirement plans and 401(k) plans to assure adequate and competitive returns. The committee’s current charter is available on the Company’s web site at http://www.diebold.com or by written request to the Corporate Secretary.

The current members of the Investment Committee are Alan J. Weber, Chair, Phillip R. Cox, Eric J. Roorda and Henry D. G. Wallace. This committee met one time in 2007.

Information Technology Oversight Committee

This committee’s functions include overseeing and providing guidance to management with respect to major information technology-related projects and decisions, and advising the Board on information technology-related matters facing the Company.

During 2007, the members of the Information Technology Oversight Committee were Richard L. Crandall, Chair, Gale S. Fitzgerald and Alan J. Weber. This committee met in person or telephonically three times during 2007. In April 2008, the Board decided to discontinue this committee.

2007 COMPENSATION OF NON-EMPLOYEE DIRECTORS

The following table details the cash retainers and fees received by non-employee directors during 2007, as well as the dollar amount recognized for financial statement reporting purposes of stock and stock option grants awarded during 2007 and in prior years pursuant to the Amended and Restated 1991 Equity and Performance Incentive Plan of the Company, which we refer to herein as the 1991 Plan:

2007 Director Compensation

	Fees Earned
	or Paid	Stock	Option
	in Cash[2]	Awards[3]	Awards[4]	Total
Name	($)	($)	($)	($)

Louis V. Bockius III	$64,000	$77,136	$32,991	$174,127
Phillip R. Cox	60,000	52,478	21,184	133,662
Richard L. Crandall	77,000	77,136	35,365	189,501
Gale S. Fitzgerald	69,500	52,478	46,131	168,109
Phillip B. Lassiter	67,000	77,136	35,365	179,501
John N. Lauer	162,000	77,136	35,365	274,501
William F. Massy[1]	17,333	0	37,112	54,445
Eric J. Roorda	62,000	52,478	42,846	157,324
Henry D. G. Wallace	68,000	52,478	38,936	159,414
Alan J. Weber	68,500	52,478	19,845	140,823

[1]	Mr. Massy retired from the Board and did not stand for re-election at our 2007 Annual Meeting.

[2]	This column reports the amount of cash compensation earned in 2007 for Board and committee service. These amounts include an annual retainer for each Director of $40,000, pro-rated through April 2007, and $55,000, pro-rated through the remainder of 2007, as discussed more fully below. For Mr. Lauer, these amounts also include an additional annual retainer for his role as Chairman of the Board of $120,000, pro-rated through April 2007, and $90,000, pro-rated through the remainder of 2007, as discussed more fully below. Finally, this column includes the following committee fees earned in 2007:

	Audit	Board Governance	Compensation	Investment	IT Oversight
Name	Committee	Committee	Committee	Committee	Committee

Louis V. Bockius III	$9,000	$5,000	$—	$—	$—
Phillip R. Cox	—	—	7,000	3,000	—
Richard L. Crandall	9,000	—	—	3,000	15,000
Gale S. Fitzgerald	—	8,000	7,000	—	4,500
Phillip B. Lassiter	—	5,000	12,000	—	—
John N. Lauer	—	5,000	7,000	—	—
William F. Massy	3,000	—	—	1,000	—
Eric J. Roorda	9,000	—	—	3,000	—
Henry D. G. Wallace	15,000	—	—	3,000	—
Alan J. Weber	9,000	—	—	5,000	4,500

[3]	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of deferred shares granted to non-employee directors in 2007. In 2007, the first year the directors received full-value stock awards, each director received 1,600 deferred shares, which fully vest one year from the grant date of April 26, 2007, but receipt of which is deferred as discussed in more detail below. Each director received deferred shares with a grant date fair value of $77,136. For retirement eligible directors, as determined under the plan, the amount recognized in 2007 is the entire fair value of the grant, whereas for those directors who are not yet retirement eligible, the amount recognized is the pro-rated portion of the fair value for 2007 beginning on the date of grant. The actual value a director may realize will depend on the stock price on the date the deferral period ends.

[4]	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to non-employee directors in prior years. The fair value was estimated using the Black-Scholes option-pricing model in accordance with Statement of Financial Accounting Standards No. 123(R) (revised 2004), Share-Based Payment, or FAS 123R. The assumptions used in calculating the fair value of these stock options can be found under Note 9 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. There is no assurance that the value actually realized by a director will be at or near the estimated Black-Scholes fair value. The actual value, if any, a director may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. As of December 31, 2007, the aggregate number of Common Shares issuable pursuant to options outstanding held by each non-employee director was as follows: Mr. Bockius, 17,500; Mr. Cox, 9,000; Mr. Crandall, 21,500; Ms. Fitzgerald, 21,500; Mr. Lassiter, 21,500; Mr. Lauer, 18,500; Mr. Roorda, 25,500; Mr. Wallace, 17,500; and Mr. Weber, 9,000.

Prior to May 1, 2007, non-employee directors received an annual retainer of $40,000 per year for their service as directors. However, in April 2007, in connection with its annual review of director pay, the Board Governance Committee engaged the services of the Compensation Committee’s independent compensation consultant to provide an analysis of the Company’s director pay practices relative to the Company’s peers. For this analysis, the Board Governance Committee used the same methodology, including the same peer group of companies, as the Compensation Committee for its executive pay review. A more detailed discussion of the Company’s peer group can be found below under “Compensation Discussion and Analysis.”

As a result of its review, the Board Governance Committee determined that the directors’ total pay was below the median of the Company’s peer group. Therefore, upon recommendation of the Board Governance Committee, the Board approved an increase in the non-employee directors’ annual retainer to $55,000 per year, effective May 1, 2007.

Further, prior to May 1, 2007, the non-employee Chairman of the Board received an additional retainer of $10,000 per month. However, in connection with its annual review, the Board Governance Committee anticipated a reduced role for the non-employee Chairman going forward. Therefore, upon recommendation of the Board Governance Committee, the Board approved a reduction in the Chairman’s additional retainer to $7,500 per month, effective May 1, 2007.

In addition to their annual retainer, the non-employee directors also receive the following committee fees for their participation as a member or as Chair of one or more of the Company’s committees:

	Members	Chair

Audit Committee	$9,000/yr	$15,000/yr
Compensation Committee	$7,000/yr	$12,000/yr
Board Governance Committee	$5,000/yr	$8,000/yr
Investment Committee	$3,000/yr	$5,000/yr
IT Oversight Committee	$1,500/mtg	$15,000/yr

A director may elect to defer receipt of all or a portion of his or her pay pursuant to the 2005 Deferred Compensation Plan for Directors.

Each non-employee director may also receive equity awards under the 1991 Plan. Unlike prior years, in which the directors were awarded stock options, in 2007, each non-employee director was awarded 1,600 deferred Common Shares, which vest one year from the date of grant, but receipt of which is deferred until the later of (1) three years from the date of grant, (2) retirement from the Board or (3) attainment of the age of 65.

In addition, all directors’ stock options that vested prior to December 31, 2005 are entitled to reload rights, under which an optionee can elect to pay the exercise price using previously owned shares and receive a new option at the then-current market price for a number of shares equal to those surrendered. The reload feature is only available, however, if the optionee agrees to defer receipt of the balance of the option shares for at least two years.

Director Stock Ownership Guidelines

In April 2007, the Board Governance Committee established stock ownership guidelines for each non-employee director of the Company. Under the ownership guidelines, each non-employee director is expected to own at least 6,500 Common Shares. These ownership guidelines are intended to build stock ownership among non-employee directors and ensure that their long-term economic interests are aligned with those of other shareholders.

CONSIDERATION OF DIRECTOR NOMINEES

Shareholder Nominees

The policy of the Board Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Board Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under “Director Qualifications.”

Any shareholder nominations proposed for consideration by the Board Governance Committee should include:

•	complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, and particular fields of expertise;

•	an indication of the nominee’s consent to serve as a director of the Company if elected; and

•	the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director of the Company.

Shareholder nominations should be addressed to Diebold, Incorporated, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077, Attention: Corporate Secretary. See also below under “Proposals of Shareholders.”

Director Qualifications

In evaluating director-nominees, the Board Governance Committee considers such factors as it deems appropriate, consistent with the Company’s Corporate Governance Guidelines and other criteria established by the Board. The Board Governance Committee’s goal in selecting directors for nomination to the Board is generally to seek to create a well-balanced team that combines diverse experience, skill and intellect of seasoned directors in order to enable the Company to pursue its strategic objectives.

The Board Governance Committee has not reduced the qualifications for service on the Company’s Board to a checklist of specific standards or minimum qualifications, skills or qualities. Rather, the Company seeks, consistent with the vacancies existing on the Company’s Board at any particular time and the interplay of a particular candidate’s experience with the experience of other directors, to select individuals whose business experience, knowledge, skills, diversity, integrity, and global experience would be considered a desirable addition to the Board and any committees thereof.

In addition, the Board Governance Committee annually conducts a review of incumbent directors using the same criteria as outlined above, in order to determine whether a director should be nominated for re-election to the Board. The Board Governance Committee makes its determinations as to director selection based upon the facts and circumstances at the time of the receipt of the director candidate recommendation. Applicable considerations include:

•	whether the Board Governance Committee is currently looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist on the Board;

•	whether the current composition of the Board is consistent with the criteria described in the Company’s Corporate Governance Guidelines;

•	whether the candidate submitted possesses the qualifications that are generally the basis for selection for candidates to the Board; and

•	whether the candidate would be considered independent under the rules of the NYSE and the Company’s standards with respect to director independence.

Final approval of any candidate will be determined by the full Board.

A copy of the Company’s Corporate Governance Guidelines is available on the Company’s web site at http://www.diebold.com or by written request to the Corporate Secretary.

Identifying and Evaluating Nominees for Directors

The Board Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Board Governance Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise.

In the event that vacancies are anticipated, or otherwise arise, the Board Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Board Governance Committee through current Board members, professional search firms, shareholders or other persons.

As described above, the Board Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Board Governance Committee at a regularly scheduled meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during the year ended December 31, 2007 were Phillip B. Lassiter, Chair, Phillip R. Cox, Gale S. Fitzgerald and John N. Lauer.

No officer or employee of the Company served on the Compensation Committee during such period.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board recommends that its ten nominees for director be elected at the Annual Meeting, each to hold office for a term of one year from the date of the Annual Meeting or until the election and qualification of a successor. However, under the policy adopted by the Board, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election, which we refer to as a Majority Withheld Vote, is expected to tender his or her resignation following certification of the shareholder vote. The Board Governance Committee shall consider the tendered resignation and make a recommendation to the Board. The Board will act on the Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Any director who tenders his or her resignation pursuant to this policy shall not participate in the Board Governance Committee recommendation or Board action regarding whether to accept or reject the tendered resignation.

However, if each member of the Board Governance Committee received a Majority Withheld Vote in the same election, then the Board will appoint a committee comprised solely of independent directors who did not receive a Majority Withheld Vote at that election to consider each tendered resignation offer and recommend to the Board whether to accept or reject each resignation. Further, if all of the directors received a Majority Withhold Vote in the same election, then the Board will appoint a committee comprised solely of independent directors to consider each tendered resignation offer and recommend to the Board whether to accept or reject each resignation.

In the absence of contrary instruction, the Proxy Committee will vote the proxies for the election of the ten nominees.

All director-nominees are presently members of the Board. A substantial majority of the director-nominees are independent as required by the corporate governance standards of the NYSE. In addition, it is expected that all director-nominees attend the Annual Meeting unless there are extenuating circumstances for nonattendance. All ten directors standing for re-election attended the 2007 Annual Meeting.

If for any reason any director-nominees are not available for election when the election occurs, the designated proxies, at their option, may vote for substitute nominees recommended by the Board.

Alternatively, the Board may reduce the number of director-nominees. The Board has no reason to believe that any director-nominee will be unavailable for election when the election occurs. Further, Mr. Bockius currently exceeds the retirement age set forth in the Company’s Corporate Governance Guidelines; however, upon recommendation of the Board Governance Committee, the Board is extending the retirement age for Mr. Bockius and is again nominating Mr. Bockius for re-election at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF ITS
TEN NOMINEES AS DIRECTORS.

The Director-Nominees are:

Position, Principal Occupation, Business Experience Last Five
Name, Term and Age	Years and Directorships

Louis V. Bockius III Director since: 1978 Age — 73	Retired Chairman, Bocko Incorporated, North Canton, Ohio; Prior — Chairman, Bocko Incorporated, North Canton, Ohio (Plastic Injection Molding).

Phillip R. Cox Director since: 2005 Age — 60
President and Chief Executive Officer, Cox Financial Corporation, Cincinnati, Ohio (Financial Planning and Wealth Management Services).

Director of Cincinnati Bell Inc., The Timken Company and Touchstone Investments.

Richard L. Crandall Director since: 1996 Age — 65
Managing Partner, Aspen Partners LLC, Aspen, Colorado (Private Equity); Chairman, Enterprise Software Roundtable, Aspen, Colorado (CEO Roundtable for Software Industry); Non-executive Chairman of the Board, Novell, Inc., Waltham, Massachusetts (IT Management Software); Prior — Non-executive Chairman of the Board, Giga Information Group, Inc., Cambridge, Massachusetts (Global Technology Advisory Firm).

Director of Dreman Claymore Dividend & Income Fund and Novell, Inc.

Gale S. Fitzgerald Director since: 1999 Age — 57
Director, TranSpend, Inc., Bernardsville, New Jersey (Total Spend Optimization); Prior — President and CEO, QP Group, Inc., Parsippany, New Jersey (Procurement Solutions).

Director of Health Net, Inc. and Cross Country Healthcare, Inc.

Phillip B. Lassiter Director since: 1995 Age — 65	Retired Chairman of the Board and Chief Executive Officer, Ambac Financial Group, Inc., New York, New York (Financial Guarantee Insurance Holding Company).

Position, Principal Occupation, Business Experience Last Five
Name, Term and Age	Years and Directorships

John N. Lauer Director since: 1992 Age — 69	Non-executive Chairman of the Board, Diebold, Incorporated, Canton, Ohio; Retired Chairman of the Board, Oglebay Norton Co., Cleveland, Ohio; Prior — Chairman of the Board and Chief Executive Officer, Oglebay Norton Co., Cleveland, Ohio (Industrial Minerals).

Eric J. Roorda Director since: 2001 Age — 57	President, Procomp Agropecuária Ltda, São Paulo, Brazil (Agribusiness); Prior — Chairman of the Board and President, Procomp Amazônia Indústria Eletronica, S.A., São Paulo, Brazil (Banking and Electoral Automation).

Thomas W. Swidarski Director since: 2005 Age — 49	President and Chief Executive Officer, Diebold, Incorporated, Canton, Ohio; Prior — President and Chief Operating Officer; Senior Vice President, Global Financial Self-Service; Senior Vice President, Strategic Development & Global Marketing; Vice President, Global Marketing, Diebold, Incorporated, Canton, Ohio.

Henry D. G. Wallace Director since: 2004 Age — 62	Former Group Vice President and Chief Financial Officer, Ford Motor Company (Automotive Industry). Director of Hayes Lemmerz International Inc., Ambac Financial Group, Inc. and Lear Corporation.

Alan J. Weber Director since: 2005 Age — 59
CEO, Weber Group LLC, Greenwich, Connecticut (Investment Consulting); Retired Chairman and Chief Executive Officer, U.S. Trust Corporation, New York, New York (Financial Services Business).

Director of Broadridge Financial Solutions, Inc.

BENEFICIAL OWNERSHIP OF SHARES

To the knowledge of the Corporation, no person beneficially owned more than five percent of the outstanding Common Shares as of September 25, 2008, except for the shareholders listed below. The information provided below is derived from Schedules 13D or 13G filed with the SEC.

		Amount and Nature of	Percent of
Title of Class	Name of Beneficial Owner	Beneficial Ownership	Class

Common Shares	GGCP, Inc. et al. One Corporate Center Rye, New York 10580	4,706,900[1]	7.2
Common Shares	Cooke & Bieler, L.P. 1700 Market Street Suite 3222 Philadelphia, Pennsylvania 19103	3,736,071[2]	5.7
Common Shares	Janus Capital Management LLC et al. 151 Detroit Street Denver, Colorado 80206	3,557,648[3]	5.4
Common Shares	Capital World Investors 333 South Hope Street Los Angeles, California 90071	3,325,000[4]	5.1

[1]	Mario J. Gabelli et. al filed a Schedule 13D with the SEC on April 11, 2008 indicating that, as of April 1, 2008: (A) Gabelli Funds, LLC had sole voting and dispositive power with respect to 1,085,900 Common Shares; (B) GAMCO Asset Management Inc. had sole voting power with respect to 3,248,400 Common Shares and sole dispositive power with respect to 3,338,200 Common Shares; (C) MJG Associates, Inc. had sole voting and dispositive power with respect to 78,000 Common Shares; (D) Gabelli Securities, Inc. had sole voting and dispositive power with respect to 108,800 Common Shares; (E) each of Gabelli Foundation, Inc., GGCP, Inc. and GAMCO Investors, Inc. or GAMCO Investors, had sole voting and dispositive power with respect to 20,000 Common Shares; and (F) Mario J. Gabelli had sole voting and dispositive power with respect to 36,000 Common Shares. Mario J. Gabelli et. al also report that (i) GGCP, Inc. is the ultimate parent holding company for the above listed companies, and Mario J. Gabelli is the majority shareholder and Chief Executive Officer of GGCP, Inc., (ii) Gabelli Funds, LLC has sole dispositive and voting power with respect to the Common Shares it holds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Corporation and, in that event, the proxy voting committee of each fund shall respectively vote that fund’s shares, (iii) at any time, the proxy voting committee of each such fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mario J. Gabelli, GAMCO Investors and GGCP, Inc. is indirect with respect to Common Shares beneficially owned directly by the other GAMCO entities. The address for MJG Associates, Inc. is 140 Greenwich Avenue, Greenwich, CT 06830 and the address for Gabelli Foundation, Inc. is 165 West Liberty Street, Reno, Nevada 89501.

[2]	Cooke & Bieler, L.P. filed a Schedule 13G with the SEC on February 14, 2008 indicating that, as of December 31, 2007, Cooke & Bieler, L.P., an investment adviser, had shared voting power with respect to 1,911,271 Common Shares and shared dispositive power with respect to 3,736,071 Common Shares.

[3]	Janus Capital Management LLC filed a Schedule 13G with the SEC on February 14, 2008 indicating that, as of December 31, 2007, Janus Capital Management LLC had shared voting and dispositive power with respect to 3,557,648 Common Shares. Janus Capital Management LLC reported that it had an indirect 86.5% ownership stake in Enhanced Investment Technologies LLC, or INTECH, and an indirect 30% ownership stake in Perkins, Wolf, McDonnell and Company, LLC, or Perkins Wolf, each of which are registered investment advisers and furnish investment advice to various investment companies and individual and institutional clients, which are referred to as the managed portfolios. Janus Capital Management LLC also reported that, as a result of these relationships (A) Perkins Wolf may be deemed to be the beneficial owner of 2,713,009 Common Shares and (B) INTECH may be deemed to be the beneficial owner of 844,639 Common Shares. Neither Perkins Wolf nor INTECH has the right to receive any dividends from, or the proceeds from the sale of, the securities held in the managed portfolios and they each disclaim any ownership associated with such rights. Perkins Wolf’s holdings may also be aggregated within Schedule 13G filings submitted by Mac-Per-Wolf Company, the majority owner of Perkins Wolf.

[4]	Capital World Investors filed a Schedule 13G with the SEC on February 11, 2008 indicating that, as of December 31, 2007, Capital World Investors, a division of Capital Research and Management Company, or Capital Research, had sole voting power with respect to 1,325,000 Common Shares and sole dispositive power with respect to 3,325,000 Common Shares as the result of Capital Research acting as investment adviser to various investment companies.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table shows the beneficial ownership of Common Shares of the Company, including those shares which individuals have a right to acquire (for example, through exercise of options under the 1991 Plan) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, by (a) each director-nominee, (b) the Chief Executive Officer, the Chief Financial Officer, and the other three most highly compensated executive officers of the Company, whom we refer to collectively as the Named Executive Officers, and (c) all director-nominees, Named Executive Officers and other executive officers of the Company as a group as of September 25, 2008.

Ownership is also reported as of August 1, 2008 for shares in the 401(k) Savings Plan over which the individual has voting power, together with shares held in the Employee Stock Purchase Plan.

	Common Shares		Stock Options
	Beneficially		Exercisable	Deferred	Percent of
Director-Nominees:	Owned		Within 60 Days	Shares[1]	Class

Louis V. Bockius III	192,867		14,125	1,600	0.31

Phillip R. Cox	—		4,500	1,600	*

Richard L. Crandall	9,089		18,125	1,600	0.04

Gale S. Fitzgerald	6,089		18,125	1,600	0.04

Phillip B. Lassiter	8,771		18,125	1,600	0.04

John N. Lauer	19,721		15,125	2,877	0.05

Eric J. Roorda	313,568		22,125	1,600	0.51

Thomas W. Swidarski	61,687	[2,3]	162,975	—	0.34

Henry D. G. Wallace	1,000		14,125	1,600	0.02

Alan J. Weber	1,500		5,625	1,600	0.01

Other Named Executive Officers:

Kevin J. Krakora Executive Vice President and Chief Financial Officer	19,426	[2]	55,625	—	0.11

David Bucci Senior Vice President, Customer Solutions Group	49,779	[2,3]	171,250	7,500	0.33

Dennis M. Moriarty Senior Vice President, Global Security Division	20,754		54,000	1,475	0.11

James L.M. Chen Senior Vice President, EMEA/AP Divisions	42,816		32,875	—	0.11

All Current Director-Nominees and Executive Officers as a Group (26)	861,367	[2,3]	848,187	26,762	2.59

[1]	The deferred shares awarded to the director-nominees, as discussed above under “2007 Compensation of Non-Employee Directors,” and shares deferred by Messrs. Lauer, Bucci and Moriarty pursuant to the Company’s deferred incentive compensation plans are not included in the shares reported in the “Common Shares Beneficially Owned” column, nor are they included in the “Percent of Class” column.
[2]	Includes shares held in his name under the 401(k) Savings Plan over which he has voting power, and/or shares held in the Employee Stock Purchase Plan.

[3]	Includes shares held in the name of the spouse of the Named Executive Officer.

*	Less than 0.01%.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Shares, to file with the SEC reports of ownership of the Company’s securities on Form 3 and changes in reported ownership on Form 4 or Form 5. Such directors, executive officers and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the year ended December 31, 2007, the Company’s directors, executive officers and 10% shareholders timely filed all reports they were required to file under Section 16(a).

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s executive pay program is managed by the Compensation Committee, which we refer to throughout this Compensation Discussion and Analysis as the Committee. The role of the Committee is to oversee the Company’s executive pay plans and policies, administer its stock plans and annually review and make recommendations to the Board for all pay decisions relating to the Company’s executives, including the Named Executive Officers (the Chief Executive Officer, the Chief Financial Officer, and the other three most highly compensated executive officers of the Company).

The Company’s executive pay program is designed to:

•	Link the financial interests of executives with those of shareholders through short- (annual) and long-term incentive plans that are clearly tied to corporate, business unit and individual performance.

•	Provide a balance of emphasis on both short- and long-term goals.

•	Provide a total pay opportunity that is commensurate with the Company’s performance and competitive with a relevant peer group of companies.

•	Enable the Company to attract, retain and motivate high quality executives.

•	Encourage substantial share ownership by executives to foster an ownership culture.

The Company’s executive pay program is consistent with these objectives. An overview of this program is described below.

Executive Pay Program Overview

The following table summarizes the key elements of the Company’s executive pay program:

		Factors Increasing or	Target Pay Position
Element	Primary Purpose	Decreasing Rewards	Relative to Peer Group
Base Salary	Reward individuals’ skills, competencies, experience and performance	• Performance against objectives • Individual responsibilities and experience level • Performance of the Company	Below median in order to emphasize variable pay components
Annual Cash Bonuses	Motivate and reward achievement of annual financial objectives and individual goals	• Corporate earnings per share, or EPS • Achievement of individual financial and non-financial goals	Above median to bring total cash compensation at or around median, at target performance
Long-Term Incentives
Performance Shares	Incentivize performance and achievement of strategic goals over a three-year period	• Total shareholder return, or TSR, relative to peers and S&P 400 Mid-Caps	Total potential value is above median to provide competitive total pay and build ownership. Value is typically delivered in the form of: • Approximately 50% performance shares at target results
Stock Options	Incentivize increase in shareholder value	• Stock price growth	• Approximately 50% options, valued using the Black-Scholes method
Benefits and Perquisites	Provide for basic life and income security needs	• Years of service	Median levels
Change-in-Control Benefits	Bridge to future employment if employment is terminated	• None; only paid in the event the executive’s employment is terminated	Below median levels

The mix of base salary, annual cash bonuses and long-term incentives noted in the above table, which we refer to throughout this Compensation Discussion and Analysis as total pay, makes up the Company’s executive pay program. In addition to the pay elements noted in the above table, the Company occasionally awards special grants of restricted stock or restricted stock units in cases of the hiring, promotion and retention of executives. In order to confirm the continued appropriateness of each element of the Company’s executive pay program, the Committee annually reviews the pay practices of similar size peer companies in related industries.

Market Benchmarking of Executive Pay

In setting pay for executives, including the Named Executive Officers, the Company targets total pay at the middle of a peer group of companies, which we refer to throughout this Compensation Discussion and Analysis as the Peer Group. However, actual pay can vary significantly from year-to-year and between individuals within a given year based on corporate and individual performance, and experience.

The Committee reviews Peer Group practices annually for total pay and periodically for new pay elements or emerging trends. In addition to Peer Group data, the Committee also reviews data obtained from nationally recognized compensation surveys for a broad range of companies of comparable size and similar revenue. This additional information helps confirm Peer Group results and represents the broader market in which the Company competes for senior executives. In 2007, the Company developed data from both sources to benchmark all elements of total pay, as well as for retirement practices.

Peer Group

Each year the Committee also reviews the Peer Group itself, as companies may get merged, acquired, liquidated or otherwise disposed of, or may no longer be deemed to adequately represent the Company’s peers in the market.

Several factors are used to select Peer Group companies:

•	Company size: revenue, employees and market capitalization.

•	Products: capital equipment, technologically advanced systems and repair or maintenance services to such equipment or systems.

•	Markets: banking, financial services, health care, education, government, utilities and retail.

•	Global operations.

At the beginning of 2007, the Peer Group consisted of 31 companies; however, during 2007, several companies in the Peer Group merged or were otherwise removed due to changes in their business condition, leaving the Peer Group at 28 companies as of December 31, 2007. The Company believes that this group fairly represents the companies with which it competes for executive talent. The Peer Group also serves as one of the indexes used to assess the Company’s TSR as part of its performance share plan.

During 2007, the following companies made up the Peer Group and, as such, served as the primary basis for benchmarking the Company’s pay levels and practices:

Peer Group:
Affiliated Computer Ametek Benchmark Electronics Cooper Industries Corning Crane Deluxe Donaldson Dover Fiserv FMC Technologies	Harris Hubbell International Game Technology Lennox Mettler-Toledo NCR Pall PerkinElmer Pitney Bowes Rockwell Automation Rockwell Collins	Sauer Danfoss Teleflex Thermo Fisher Scientific Thomas & Betts Unisys Varian Medical Removed in 2007: American Power Conversion Avaya Genlyte

Pay Setting Process

Pay recommendations for the Company’s executives, including the Named Executive Officers, are typically made at the Committee’s first meeting each year, which is normally held in February. Decisions with respect to prior year performance, performance for other relevant periods and any resulting award payouts, as well as equity awards, base salary increases and target performance levels for the current year and beyond, are also made at this meeting.

With respect to the CEO’s pay, the Committee reviews and evaluates the CEO’s performance in executive session, without management or the CEO. The Committee’s final pay recommendations for the CEO are then presented to the independent members of the Board. During an executive session of the Board, the Board conducts its own review and evaluation of the CEO’s performance and ultimately approves the pay actions for the CEO that it deems appropriate after considering all input.

In evaluating the Company’s total pay program for its executives, conducting benchmarking, assessing its results, designing appropriate plans and recommending other potential actions, the Committee and management from time to time use the services of an independent compensation consultant in accordance with the Committee’s charter. In 2007, the Committee engaged the services of Towers Perrin, a global professional services consulting firm, in this capacity.

Role of Compensation Consultant

Towers Perrin is engaged by, and serves at the will of, the Committee and reports directly to its Chair. Towers Perrin does not provide any consulting services directly to the Company or management. However, as noted above under “2007 Compensation of Non-Employee Directors,” in 2007 Towers Perrin was also engaged by the Board Governance Committee to review and provide recommendations on the Company’s pay program for non-employee directors.

Towers Perrin is generally engaged by the Committee to develop external pay data primarily consisting of comparative analyses of the Company’s Peer Group and companies of comparable size that are outside of the Company’s Peer Group, as well as Fortune 500 companies. Towers Perrin also provides advice on current compensation trends such as long-term incentives, executive retirement, change-in-control severance benefits, deferred compensation programs and governance practices in connection with executive pay.

At the direction of the Committee, Towers Perrin also provides this external pay data to the Company’s Chief Human Resources Officer, or CHRO, to use to prepare pay recommendations for the Company’s executives.

At the Committee’s discretion, Towers Perrin may also be asked to attend Committee meetings dealing with executive pay matters. On such occasions, Towers Perrin generally participates in the Committee’s deliberations on executive pay decisions, answers questions regarding compensation trends or the market data it developed, and may provide additional advice or input as requested by the Committee.

Role of Management

As the Company’s primary contact with the Committee, the CHRO attends and actively participates in all Committee meetings. With respect to executive pay, the CHRO typically meets independently with Towers Perrin in preparation for upcoming Committee meetings to review the data prepared by Towers Perrin that will be presented at the meeting. The CHRO will then make pay recommendations to the CEO based upon market pay comparisons and an analysis of the executives’ individual performance goals, as well as other internal factors (such as expanded job responsibilities during the year or extraordinary performance during the year that is not tied to any of the executive’s stated goals). The CEO then reviews these recommendations and, along with the CHRO, makes final pay recommendations to the Committee. The Committee ultimately approves the executive pay actions it deems appropriate after considering all input.

Role of the CEO

At the Committee’s request, the CEO periodically attends Committee meetings and provides input on pay decisions affecting his management team. As discussed above, the CEO makes recommendations to the Committee with respect to the pay actions and target incentive levels for his management team.

The CEO may also meet with Towers Perrin, along with the CHRO, to review data that will be presented at a Committee meeting. However, the only input the CEO and CHRO have with respect to Towers Perrin’s data is to correct factual information about the Company or management.

While the CEO does not make specific recommendations to the Committee with respect to his own pay, the CEO does provide a self-evaluation to the Committee that includes his achievement against the prior year’s goals established by the Committee and his proposed goals for the coming year, which are based on the annual strategic, operational and financial plans for the Company that are approved by the full Board prior to any CEO pay discussions.

Committee Deliberation and Rationale

There are many factors that the Committee evaluates in determining increases or decreases in each pay element and in total pay for each executive, including the Named Executive Officers, including:

•	Promotions/changes in the executive’s responsibilities;

•	Division or business unit performance;

•	Individual performance;

•	Company performance as measured by EPS, TSR and stock price appreciation;

•	Peer Group and other comparable company practices; and

•	Broader market developments or trends.

Some of these factors are discussed in more detail below in connection with the individual pay elements.

The amount of total pay achieved or potentially achievable from prior awards does not directly impact annual pay decisions or future pay opportunities. Moreover, the Committee does not have a specific formula for allocating total pay between short- and long-term pay elements or between cash and non-cash pay elements. However, the Committee does vary the mix of these elements based on competitive practices and management level, to recognize each individual’s operating responsibilities and ability to impact short- and long-term results of the Company. The mix of these elements is reviewed by the Committee at least annually.

As part of its deliberation process, the Committee annually reviews a “snapshot” of total direct pay for each executive for purposes of general benchmarking and comparative analysis with the Company’s Peer Group. In this way, the Committee can validate its target pay positions with respect to direct pay elements relative to its Peer Group.

The Committee analyzes data from the Company’s Peer Group, as well as data for executives in similar positions at companies of comparable size that are outside of the Peer Group, to determine their pay positions for each element of compensation. The summary table above under “Executive Pay Program Overview” contains disclosure on how individual pay elements are targeted against the Peer Group under the column “Target Pay Position Relative to Peer Group.”

For example, the Committee targets base salaries below median levels to ensure that a significant percentage of total pay is contingent on short- and long-term achievement of performance goals and shareholder value creation. Annual cash bonuses are targeted slightly above median levels to produce total cash pay at target results that approximate the median of the Peer Group. The total value of long-term incentives is targeted above median levels in order to provide competitive total pay at target, as well as to build stock ownership, enhance ties to shareholder returns and emphasize variable over fixed pay. However, the Committee does not choose specific percentile ranges for targeting individual pay elements above or below the Peer Group median.

For 2007, in accordance with its stated philosophy, the Committee approved base salaries for executives that were, on average, 90% of the median levels of the Peer Group. When base salaries are coupled with target bonuses, resulting cash pay levels approach median levels of the Peer Group, on average. The total value of long-term incentives at target, when added to base salary and target bonus, positions the potential total pay for the executives at approximately 115% of median levels of the Peer Group.

Internal Equity

The Company provides similar pay ranges for positions with similar characteristics and scope of responsibility, including Named Executive Officer positions. Any differences in compensation among the Named Executive Officers are based on each individual’s experience, operating responsibilities, ability to impact short- and long-term results and future potential, as determined by the Committee. Further, in order to attract and retain quality executive officers, the Committee feels it is necessary and proper to provide total pay for each executive position that is commensurate with market practice (determined specifically by reference to the practices of the Company’s Peer Group).

The Committee makes no other distinctions in its pay policies and decisions as among the Named Executive Officers or among the Named Executive Officers and any other executive officer, and such pay policies and decisions are applied consistently among the executives.

Timing of Equity Awards

As previously indicated, pay recommendations for the executives, including the Named Executive Officers, are typically made by the Committee at its first scheduled meeting of the year. This is usually five to 15 days after the Company reports its financial results for the fourth quarter and year-end of the preceding fiscal year. It is also more than two months before the Company reports its first quarter earnings.

Any increases in base salary approved at this meeting are made effective retroactively to the beginning of the current year. Further, any equity awards approved by the Committee at this meeting are approved by the Board and dated as of the date of the Board meeting held the following day. As such, the Committee does not time the grants of options or any other equity incentives to the release of material non-public information.

The exceptions to this timing are awards to executives who are promoted or hired from outside the Company during the year. These executives may receive salary increases or equity awards effective or dated, as applicable, as of the date of their promotion or hire.

Elements of Executive Pay

Base Salaries

The Company pays base salaries to recognize the skills, competencies, experience and individual performance an executive brings to his or her position. As a result, changes in salary result primarily from changes in the executive’s responsibilities and an assessment of annual performance.

At the start of each year, each executive, including the Named Executive Officers, provides personal performance goals that relate to his/her applicable position, business unit or department. As a result, these personal goals vary for each executive to recognize his/her responsibilities and areas of influence. Performance against these goals is assessed annually by the CEO and the CHRO, who then make salary recommendations to the Committee. The Company’s Board assesses the CEO’s performance.

The Committee relies upon several factors when deciding on increases in salary:

•	The executive’s performance against his/her personal goals, which supports the Committee’s goal of rewarding performance.

•	Comparisons with base salaries for executives in similar roles in Peer Group companies, which supports the Committee’s goal of providing competitive pay.

•	The Committee’s philosophy regarding salaries, which targets salaries below the median of the Peer Group.

•	The Committee’s assessment of the Company’s overall performance versus goals and the Company’s operating plan and forecasts.

In assessing the results of an executive’s individual performance, the Committee relies on its judgment and does not rely on a specific formula. This evaluation ensures the Company has the financial capability to provide the increases and that they are reasonable in light of corporate performance.

2007 Base Salary Actions.  Salary increases in 2007 for the executives as a whole, excluding promotions, were generally less than 5% on average. Increases maintained the Committee’s desired position in the market, which is below the median of the Peer Group and other comparable-size companies. The Committee did not consider any extraordinary factors in determining salary increases for executives in 2007.

2008 Base Salary Actions.  Salary increases in 2008 for the executives as a whole, excluding promotions, were generally less than 4% on average. As previously disclosed, in light of and in connection with the restatements of the Company’s financial statements, Messrs. Bucci and Krakora did not receive salary increases in 2008.

Annual Cash Bonuses

Executives, including the Named Executive Officers, also have the ability to earn annual cash bonuses under the Company’s Annual Cash Bonus Plan, or Cash Bonus Plan, which was approved by shareholders in 2005. Payout under the Cash Bonus Plan depends upon the performance of the Company against objective performance measures established by the Board at the beginning of each fiscal year.

Cash bonuses under the plan provide incentives to meet or surpass specific short-term corporate financial goals. As a result, the Cash Bonus Plan balances the objectives of the Company’s other pay programs, which concentrate on long-term financial results (performance shares) and stock price growth (performance shares and stock options). Finally, annual cash bonuses allow the Company to maintain relatively low fixed compensation costs and still provide executives with competitive cash pay, subject to performance.

Cash Bonus Opportunity.  The Committee intends target bonuses to be above median levels relative to the Peer Group to make up for its below-median salary position and to provide competitive overall cash pay at target results. For 2007, the target bonuses were as follows:

•	CEO: 100% of salary

•	Other Named Executive Officers: 75% of salary

•	Other executives: 35% to 50% of salary

The potential earnout levels of the executives, as a percentage of income, are set by the Committee so as to provide a reasonable opportunity to achieve total cash pay at target that approximates the median total cash pay of the Company’s Peer Group.

Actual bonuses can range from 0% to 200% of target depending on actual Company performance. In this manner, the Company can reward executives with high levels of cash pay for results that substantially exceed target performance expectations. Conversely, the Company rewards relatively low levels of cash pay for results that are below target performance expectations, or none at all for results that fail to meet minimally acceptable standards.

Company Performance Measures.  The Company has historically used EPS as the performance criteria for the annual cash bonuses. The Committee believes EPS represents an important bottom-line financial result that investors use to evaluate the value of the Company’s Common Shares. As a result, consistent increases in EPS over time should lead to improvements in shareholders’ investment. However, the Cash Bonus Plan allows the Committee to choose from other performance measures to be used instead, including, in particular, the following:

•	Return on invested capital;

•	Return on total capital;

•	Return on assets;

•	Return on equity;

•	TSR;

•	Growth in net income, revenue, cash flow or operating profit; and/or

•	Productivity improvement.

The EPS level fixed by the Committee for purposes of target payout of the cash bonuses is intended to approximately mirror the Company’s annual EPS guidance to investors. The performance levels for payout of cash bonuses at threshold and maximum are then automatically set as a percentage of the target EPS level. Because the Committee’s pay philosophy is to pay less than median for base salary compared to the Company’s Peer Group, with the difference in median total cash pay to be made up by cash bonus, the threshold for payout is set at a level that is intended to be reasonably capable of achievement. Conversely, the target for maximum payout is set at a level that would require a fairly extraordinary effort to achieve.

In establishing these goals and evaluating results, the Committee may consider certain non-recurring or extraordinary items to be outside the normal course of business and not reflective of the Company’s core performance. Accordingly, the Committee’s determination of EPS results for payout under the Cash Bonus Plan may exclude these items. Further, under the plan, the Committee is authorized to consider negative discretion with respect to bonuses on an individual basis.

Payout of Cash Bonuses.  To pay these bonuses, the Company funds a bonus pool based on (1) the level of EPS achieved relative to the target EPS and (2) the target bonus available to each executive. For 2007, the following levels of EPS would fund the following results

• Below Threshold	→	EPS<$1.85	→	No Bonuses Funded
• Threshold	→	EPS=$1.85	→	40% of Target Pool
• Target	→	EPS=$2.20	→	100% of Target Pool
• Maximum	→	EPS=$2.55	→	200% of Target Pool

Accordingly, the bonus pool, and thus the maximum cash bonus award payable to each executive, is based entirely on company performance measures.

The Company uses two factors to distribute the pool. One-half of an executive’s funded award is paid automatically based on the Company’s EPS results. In this way, the Company retains a strong emphasis on consolidated results because no bonuses are funded unless the Company achieves a threshold level of EPS performance. For example, an executive with a target bonus equal to 50% of salary can earn an annual bonus equal to 25% of salary if the Company achieves its target EPS goal.

Under the Cash Bonus Plan, the Committee is only authorized to use negative discretion with respect to any awards under the plan. As such, payment of the other half of an executive’s funded award is based on the achievement of the executive’s individual performance goals, which allows the Committee to award less than the total amount funded for an executive by the Company’s EPS results if his/her individual performance is deemed by the Committee to be below expectations.

Individual Performance Measures.  Each executive typically has from six to 10 individualized goals. The goals are tied to the individual’s operating unit, functional area or department and they may consist of a mixture of quantitative measures (for example, revenue, operating profit, free cash flow and inventory goals) and qualitative measures (for example, operational and organizational improvements, product/service development and customer loyalty). The CEO establishes the individual goals for his management team at the beginning of each fiscal year and the Committee sets the CEO’s individual performance objectives.

In determining the effect of the individual performance measures on the executives’ cash bonus, the Committee has no set criteria, formula or weighting system, but instead bases its determination primarily on a subjective assessment made by the CEO and reported to the Committee. Accordingly, the individual performance goals act as a limiting factor in relation to the maximum potential cash bonus award funded by achievement of the Company’s performance measures.

For example, if an executive is deemed not to have achieved some or all of his individual performance goals, as determined by the CEO and recommended to the Committee, then the executive will receive a cash bonus award less than the maximum award funded, but not less then 50% of the funded award, which is based solely on achievement of the Company performance measure.

2007 Cash Bonus Plan Payout.  In 2007, the Company did not achieve the threshold level of EPS, and therefore, the executives did not receive cash bonuses under the Company’s Cash Bonus Plan.

Other Cash Bonus Actions.  While the Company’s EPS results for 2007 did not fund a bonus pool under the Company’s Cash Bonus Plan, revenue for the Company’s financial self-service and security businesses achieved 6% and 8% growth, respectively. Excluding the results of the Company’s election systems and lottery businesses, the Company’s EPS would have funded a pool approximately equal to threshold payout under the Company’s Cash Bonus Plan.

Accordingly, the Committee felt that it was appropriate to reward the Company’s executives, including certain Named Executive Officers, for the Company’s performance in 2007 notwithstanding these businesses. As a result, in February 2008, the Board of Directors, based on the recommendation of the Committee, approved discretionary cash bonuses to the executives, including the following Named Executive Officers: Thomas W. Swidarski, $360,000; Dennis M. Moriarty, $53,714; and James L.M. Chen, $113,964. As previously disclosed, in light of and in connection with the restatements of the Company’s financial statements, Messrs. Bucci and Krakora did not receive a discretionary cash bonus.

2008 Cash Bonus Plan Actions.  For 2008 cash bonuses to the Named Executive Officers, which are payable in 2009, the Committee again based the Company performance measures under the Cash Bonus Plan on the attainment by the Company of certain target levels of EPS.

Long-Term Incentives

Overview.  The 1991 Plan provides the Company flexibility in the types of long-term incentives, or LTI, it can award to executives, including the Named Executive Officers, and includes stock options, performance shares, restricted stock and restricted stock units, or RSUs. The LTI granted in 2007 — collectively and individually — support the Company’s pay philosophy:

•	Stock options align executives’ interests with those of shareholders because options only produce rewards to executives if the Company’s stock price increases after options are granted.

•	Performance shares reward executives for achieving sustained financial results as well as for increasing the Company’s stock price. As a result, they tie rewards to performance and provide an additional means to own stock.

•	Special grants of restricted stock and/or RSUs help in attracting and retaining key executives. Normally, however, the Company’s LTI focus on options and performance shares.

LTI opportunities are based largely on competitive practices of the Company’s Peer Group. In addition, the Committee takes into account the competitiveness of executives’ target cash pay (salary plus target bonus) and competitive total pay levels. This dollar difference represents the target value of LTI that the Committee delivers in the form of options and performance shares.

Stock Options.  Approximately 50% of the target LTI is delivered in the form of stock options. In this manner, the Committee strikes a balance between awards tied only to stock price appreciation and those based on the full value of the Company’s Common Shares, as well as other performance factors. LTI delivered in the form of stock options are valued using the Black-Scholes option valuation method, the same one used by the Company to determine its accounting cost.

Grant guidelines are developed according to an executive’s salary grade or level, organizational level, reporting relationships and job responsibilities, in order to maintain internal equity in the grants to participants. Actual grants also vary based on an assessment of several factors, including the market value of the Company’s Common Shares, the Company’s financial performance, shares available under the 1991 Plan, an individual’s target total compensation and his or her performance against individual performance goals.

Executives, including the Named Executive Officers, receive option grants with the following characteristics:

•	Non-qualified stock options, which provide the Company with a tax deduction at the time of exercise to the degree executives incur taxable income.

•	Exercise price equal to the closing price of the Company’s Common Shares on the date of grant so that executives do not receive options that are “in the money.”

•	Vest ratably over a four-year period to support executive retention.

•	Expire ten years after the date of grant to reward for long-term stock price appreciation.

•	Immediately vest upon a change-in-control of the Company.

•	Allow the Company to recover shares or proceeds of any exercise in the event the executive engages in any detrimental activity, as defined in the grant documents.

On occasion, the Committee has granted stock options to executives with special vesting requirements in order to emphasize retention and to reward only for sustained long-term results. Typically, under these special vesting requirements, the award does not vest until the seventh anniversary of the grant. One-half of the award may vest early if the Company’s stock price reaches a certain price per share for a specified number of trading days, and the other half of the award may vest early if the Company’s stock reaches a second, higher price per share for a specified number of trading days.

Grants of stock options approved by the Committee to the Named Executive Officers during 2007 can be found below under “2007 Grants of Plan-Based Awards.”

Performance Shares.  The Committee delivers the remaining 50% of target LTI in the form of performance shares. Performance shares are earned over a three-year performance period, determined as of the date of the Company’s fourth quarter and year-end earnings release immediately following such performance period, with actual awards varying from target based on the achievement of financial objectives established by the Committee at the start of the period. No dividends are paid on performance shares until earned.

The award of performance shares in this way is consistent with the Committee’s objective to take a balanced approach to LTI by rewarding sustained financial performance as well as stock price appreciation. The expected value of a performance share at the time of grant (based on the Company’s stock price) determines the number of target performance shares potentially awarded. The Committee then develops performance share grant guidelines on the same principles used to develop stock option grant guidelines.

Executives, including the Named Executive Officers, received target performance share awards for the 2007 to 2009 period with the following characteristics:

•	The Company’s TSR for the period relative to the Peer Group and the S&P Mid-Cap 400 Index determines the actual number of performance shares earned. Results in each area are weighted equally. This approach underscores the importance of providing shareholder returns equal to or greater than those companies similar to the Company. Moreover, it also balances the focus of stock options, the value of which are tied to the absolute growth in the Company’s stock price.

•	The actual number of shares earned ranges from 0% to 200% of an individual’s target award.

–	If the Company’s relative TSR is below each group’s 20th percentile, no performance shares are earned. As a result, the Committee requires executives to provide shareholders a minimally acceptable return before any rewards can be earned.

–	Executives can earn the maximum number of shares if the Company’s TSR equals or exceeds the 80th percentile of each group. In this manner, executives receive the highest level of rewards under the plan only when the Company’s performance is superior to that of other similar companies.

–	A matrix is used to determine awards for results between threshold and maximum.

For the 2005 to 2007 performance period, executives received performance shares approximately equal to 29% of target. Goals for this period were similar to those established for the 2007 to 2009 period. The Company’s TSR performance relative to the Peer Group and the S&P Mid-Cap 400 Index determined actual awards, with results in each area equally weighted. Each measure had threshold and maximum results, with a matrix used to determine awards for performance between threshold and maximum. An executive’s individual performance is not a factor in determining actual performance shares awarded.

The Company’s TSR for the 2005 to 2007 period was 34th in the Peer Group and 309th in the S&P Mid-Cap 400 Index. This was between the threshold and maximum performance objectives set at the start of the period and produced an award equal to 29% of the target award. Executives received shares equal to this percent of target, as no discretion was used to increase or decrease the results based on the Company’s relative TSR. Accordingly, the performance shares earned by the Named Executive Officers for the 2005 to 2007 performance period were as follows: Thomas W. Swidarski, 2,668 shares; Dennis M. Moriarty, 812 shares; and James L.M. Chen, 1,044 shares. As previously disclosed, in light of and in connection with the restatements of the Company’s financial statements, Messrs. Krakora and Bucci did not receive performance shares for the 2005 to 2007 performance period.

Restricted Stock and RSUs.  At times, the Company may hire new executives or a current executive may take on a new role or greatly expanded responsibilities. As a result, the Committee believes that it is sometimes important to provide such executives with an additional incentive in the form of restricted stock or RSUs. These awards typically vest three years after the date of grant and may include performance features for early vesting. The purpose of these awards is to ensure retention of the executives’ services for a specified period of time and to enhance their incentive for building shareholder value. In furtherance of these purposes, in 2007, Mr. Swidarski was awarded 40,000 RSUs. None of the other Named Executive Officers received restricted stock or RSUs in 2007.

Perquisites and Other Personal Benefits

The Company’s executives, including the Named Executive Officers, are also eligible to participate in the following additional pay elements as part of their total pay package.

Benefits

The Company provides executives with medical, dental, long-term disability, life insurance and severance benefits under the same programs used to provide benefits to all U.S.-based associates. Executives may buy additional life insurance coverage at their own expense, but not long-term disability. The maximum life insurance that may be bought by an executive is $1.5 million. Executives’ benefits are not tied to individual or Company performance, which is the same approach used for other associates. Moreover, changes to executives’ benefits reflect the changes to the benefits of other associates.

Perquisites

The Company provides its executives with perquisites that are also not tied to individual or Company performance. The Committee believes that these benefits are set at a reasonable level, are highly valued by recipients, have limited cost, are part of a competitive reward program and help in attracting and retaining high quality executives. The Company’s executives receive the following perquisites, the values of which differ based on an executive’s reporting level:

•	Company car or car allowance, including: repair and maintenance allowance, and insurance allowance.

•	Country club memberships, which are anticipated to be used for business as well as personal purposes.

•	Reimbursement for financial planning services to assist executives in managing the rewards earned under the Company’s programs.

•	A complete annual physical exam, including: assessment of overall health, screening and risk reviews for chronic diseases, exercise and dietary analysis, and other specialty consultations.

The Committee periodically reviews the Company’s practices in this area and makes any necessary adjustments based on competitive practices, consistency with the Company’s total pay philosophy and objectives, and cost to provide these personal benefits. As a result of its review, beginning in 2008, the Company will no longer provide tax gross-ups in connection with any executive perquisites.

Deferred Compensation

Executives, including the Named Executive Officers, have the ability to defer receipt of annual cash bonuses and performance shares pursuant to the Company’s 2005 Deferred Incentive Compensation Plan. Current investment choices under the plan for cash deferrals (cash bonuses and dividends on deferred performance shares) mirror those in the Company’s 401(k) plan, except Company stock. As a result, the plan offers executives another means to save for retirement. The Company’s deferred compensation plan does not provide participants with additional pay, but merely provides a tax deferred investment vehicle. Deferrals represent earned incentives that would have been paid to the executive except for the voluntary election of the executive. Moreover, the Company does not guarantee any specific rate of return and does not contribute to the return that may be earned. As a result, the current program does not increase the Company’s compensation costs.

Retirement

The Company also maintains qualified and non-qualified retirement programs. The executives, including the Named Executive Officers, participate in the Company’s qualified defined benefit (pension) and defined contribution (401(k)) plans on the same terms as all other associates. Under the Company’s 401(k) plan, for executives hired prior to July 1, 2003, the Company will match 60% of the first 3% of pay that is contributed by the associate to the plan, and 40% of the next 3% of pay contributed. For executives hired on or after such date, the Company will match 100% of the first 3% of pay that is contributed by the associate to the plan, and 60% of the next 3% of pay contributed.

The Company also has four non-qualified supplemental retirement plans as follows: the Supplemental Executive Retirement Plan I, or SERP I, the Pension Supplemental Executive Retirement Plan, or Pension SERP, the Pension Restoration Supplemental Executive Retirement Plan, or Pension Restoration SERP, and the 401(k) Restoration Supplemental Executive Retirement Plan, or 401(k) Restoration SERP.

The Pension SERP, Pension Restoration SERP and 401(k) Restoration SERP became effective January 1, 2007:

•	Pension SERP. This plan is designed to provide participants a total benefit equal to 50% of final average cash pay (defined as salary and bonus) from all sources of company-provided retirement income (qualified retirement plan, defined benefit/defined contribution restoration SERP, one-half of Social Security and the Pension SERP). Changes in participants’ salaries and annual bonuses can affect the magnitude of benefits provided under these plans.

•	Restoration SERPs. Benefits under these plans are determined under the same basis as the Company’s qualified defined contribution and defined benefit retirement plans, the latter of which is closed to new participants. These plans make up for benefits that might have been limited because of Internal Revenue Service pay limits.

The Committee added these non-qualified supplemental retirement plans to:

•	Provide retirement benefits as a percent of pay comparable to that of other associates who are not constrained by regulatory limits.

•	Replace lost retirement income due to regulatory limits.

•	Offer competitive benefits to newly appointed senior executives.

•	Enhance the retention and recruitment of high-quality executives.

These plans are described in more detail below under “2007 Pension Benefits.”

Participation in the plans is limited to executive officers in positions that help develop, implement and modify the Company’s long-term strategic plan, as nominated by the CEO and approved by the Committee.

Mr. Bucci participates in the SERP I, but is not eligible for early retirement. Mr. Swidarski, Mr. Krakora, and Mr. Moriarty participate in the Pension SERP, Pension Restoration SERP and the 401(k) Restoration SERP; however, any benefits accrued under the Restoration SERPs offset benefits accrued under the Pension SERP to avoid duplication of benefits provided.

Employment Agreements

The Company typically only enters into employment agreements with the CEO and also the President when that title is held by someone other than the CEO. When an employment agreement is deemed necessary, the Committee usually models the agreement after prior employment agreements, and makes adjustments as necessary given, among other factors, a competitive analysis of the market for the position, the needs of the Company and the relative experience level of the individual accepting the position. These employment agreements may then go through a negotiation process with the individual and his or her legal counsel.

Change-in-Control Benefits

The Company has an historical practice of providing change-in-control agreements to its executive officers, including the Named Executive Officers. These agreements provide executives with the potential for continued employment for three years following a change-in-control. As a result, these agreements help retain these executives and provide for management continuity in the event of an actual or threatened change-in-control. They also help ensure that the executives’ interests remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. Finally, they provide some level of income continuity should an executive’s employment be terminated without cause.

The agreements provide:

•	Severance of three times salary for the CEO and two times salary for the other Named Executive Officers and other executives.

•	One year of continued participation in employee retirement income, health and welfare benefit plans, including all executive perquisites.

•	One year of additional service for determining the executives’ non-qualified retirement benefits.

Change-in-control benefits are only paid upon the occurrence of two events, a so-called “double trigger.” First, there must be a “change-in-control” of the Company, as defined in the agreements. Second, the executives must be terminated without cause or they must terminate their own employment for good cause, as described in the agreements. In this manner, benefits are only paid to executives if they are adversely affected by a change-in-control, consistent with the agreements’ objectives.

The terms and conditions of these agreements are identical in all material respects, except for the multiple of base salary noted above. The Committee periodically reviews the Company’s policy with respect to these change-in-control agreements, and in 2006 engaged Towers Perrin to provide a competitive analysis of the Company’s practices. It was determined that this type of agreement was still a valued component of overall compensation for purposes of attracting and retaining quality executive officers. Based upon these reviews, the Committee believes its change-in-control benefits, providing for payments of two and three times base salary, as applicable, are below median levels for executives in similar positions in its Peer Group and at other comparable companies and, therefore, remained consistent with the Committee’s philosophy relative to these types of awards. As such, the Committee approved the continued award of these agreements to new executives. The Committee does not take the value of these agreements into consideration when making any other compensation decisions.

Separation Agreements

It is also the Company’s historical practice to enter into separation agreements with its executive officers upon their separation from service, in order to reinforce that individual’s confidentiality, non-competition and non-solicitation obligations. As with employment agreements, the Committee usually models the agreement after prior separation agreements, and makes appropriate adjustments, taking into consideration the past service of the individual, the reason for the separation and any other factors the Committee deems relevant. These separation agreements generally then go through a negotiation process with the individual and his or her legal counsel. These agreements are only prepared at the time of an executive’s separation from the Company, and as such, do not affect the Committee’s decisions on other compensation elements.

Expatriate Benefits

Executives sent on expatriate assignments receive payments to cover housing, automobile and other expenses under the Company’s standard expatriate policies. With the exception of Mr. Chen, who was asked to relocate to China when he was hired by the Company, none of the Named Executive Officers received expatriate benefits in 2007. Mr. Chen’s expatriate benefits are described in more detail below in footnote 4 to the “2007 Summary Compensation Table.”

Other Compensation Policies

Stock Ownership Guidelines

The Company established stock ownership guidelines for its executives in 1996. Ownership guidelines reinforce the primary goals of the Company’s LTI: build stock ownership among executives and ensure their long-term economic interests are aligned with those of other shareholders.

Prior to 2007, ownership guidelines were based on a multiple of an executive’s salary, the executive’s stock holdings and the Company’s stock price, and as a result, changes in these criteria could change the number of shares required to meet the executive’s guideline. As such, in 2006 the Committee reviewed the Company’s ownership guidelines, and found that the Company’s ownership guidelines were well-above median levels for executives in similar positions in its Peer Group and at other comparable companies. The Company’s approach to LTI supported this practice, as LTI were usually set above median levels. However, in 2007, the Company modified its ownership requirements to:

•	Provide shareholders and executives a clearer view on the level of ownership required.

•	Increase the financial flexibility executives have in meeting those requirements.

•	Maintain executives’ commitment to share ownership once ownership targets are achieved.

As a result, the Company adopted fixed share ownership guidelines. The new levels of ownership set forth in these guidelines are approximately the same as the Company’s pre-existing ownership guidelines based on the executives’ current salaries and the Company’s stock price on October 5, 2006.

•	Chief Executive Officer: 130,000 shares

•	President and Chief Operating Officer: 100,000 shares

•	Executive and Senior Vice Presidents: 50,000 shares

•	Vice Presidents and Group Vice Presidents: 25,000 shares

•	Other Senior Management: 15,000 shares.

In addition, until guidelines are met, executives must hold at least 80% of the net shares of stock received from any equity-based awards, after deductions for taxes and exercise costs. Once the guidelines are met, the executives are required to hold at least 40% of the net shares of stock received from any equity-based awards, after such deductions.

In determining an executive’s stock holdings, the Company counts the shares directly owned by the executive, including unvested restricted shares and shares deferred pursuant to the Company’s deferred compensation program, as well as the following stock equivalents: deferred shares/RSUs and the potential after-tax shares owned through the executive’s 401(k) savings plan account. Outstanding options and unearned performance shares do not count toward the executives’ stock ownership guidelines.

The stock holdings of the Named Executive Officers are set forth above under “Security Ownership of Directors and Management.”

The Committee reviews management’s stock holdings annually to monitor progress toward the stock ownership guidelines. However, the Company does not impose any penalties on executives who fail to meet the stock ownership guidelines. This is because the new guidelines mandate some level of stock ownership whenever an executive would realize any value from an equity-based award. Moreover, the Company does not allow executives to hedge the economic risk associated with stock ownership.

Company-Imposed Black-Out Periods

Any time an executive of the Company is in possession of material non-pubic information, he or she is prohibited from trading in Company stock. Apart from these trading restrictions, the Company also prohibits executives, including the Named Executive Officers, from trading during a Company-imposed black-out period that begins on the first day of the third month of each quarter and extends through the third business day following the Company’s quarterly earnings release, which is typically issued during the last week of the first month of the following quarter. Company-imposed black-out periods are an example of good corporate governance and help to protect both the Company and the individual from allegations of insider trading violations. However, the Company’s black-out policy was not intended to penalize employees for this type of positive corporate behavior.

Due to such a black-out period imposed by the Company, employees of the Company who received a stock option grant in 1997 under the 1991 Plan were recently unable to exercise their outstanding options under this 1997 grant prior to the expiration of such options. As a result, in February 2007, the Committee determined that it was in the best interests of the Company to grant affected employees, including certain of the Named Executive Officers, a cash distribution equivalent to the difference between the exercise price of the expired stock options and the fair market value of the Company’s Common Stock on the date of expiration of the options.

As a result of the expiration of the 1997 stock option grants, the following Named Executive Officers received the following cash distributions, which amounts are reflected in the “2007 Summary Compensation Table” below:

	Stock Options (#)	Cash Dist. ($)

Thomas Swidarski	900	5,913
David Bucci	2,250	14,783
Dennis Moriarty	3,000	19,710

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

In order to qualify as performance-based compensation, the Company’s compensation plans must meet certain requirements, including shareholder approval. The Company has taken steps intended to ensure it is not adversely affected by Section 162(m). To that end, the Company’s annual bonuses, grants of performance shares and awards of stock options are designed to meet the section’s deductibility requirements. Nevertheless, the Committee also believes that it must maintain flexibility to take actions that it deems to be in the best interests of the Company, but that may not qualify for tax deductibility under Section 162(m).

Base salaries and grants of restricted stock do not qualify as performance-based compensation and would not be excluded from the limitation on deductibility. As a result, the Company has a policy pursuant to which certain executives have entered into agreements to automatically defer amounts affected by the $1 million limitation until the time when that limitation no longer applies.

COMPENSATION COMMITTEE REPORT

As noted above, the Compensation Committee is comprised of Phillip B. Lassiter, Chair, Phillip R. Cox, Gale S. Fitzgerald and John N. Lauer. Each member meets the independence standards of the NYSE corporate governance requirements.

The Committee has reviewed and discussed the above “Compensation Discussion and Analysis” with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and this proxy statement.

The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934.

The Compensation Committee:

Phillip B. Lassiter, Chair
Phillip R. Cox
Gale S. Fitzgerald
John N. Lauer

EXECUTIVE COMPENSATION

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers of the Company for the fiscal year ended December 31, 2007. The amounts shown include compensation for services in all capacities that were provided to the Company.

2007 Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Non-qualified
				Stock	Option	Incentive Plan	Deferred	All Other
		Salary	Bonus[1]	Awards[2]	Awards[3]	Compensation	Compensation	Compensation[5]	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	Earnings[4] ($)	($)	($)

Thomas W. Swidarski
President and Chief	2007	687,111	365,913	1,096,523	898,350	0	177,000	70,835	3,295,732
Executive Officer	2006	550,000	0	674,188	597,741	392,500	21,000	93,727	2,329,156

Kevin J. Krakora
Executive Vice President	2007	375,354	0	716,351	219,988	0	127,000	38,668	1,477,361
and Chief Financial Officer	2006	320,000	0	381,635	158,861	171,273	11,000	44,578	1,087,347

David Bucci
Senior Vice President,	2007	322,037	14,783	521,271	251,432	0	0	42,753	1,152,276
Customer Solutions Group	2006	302,940	0	543,001	604,016	154,035	0	51,174	1,655,166

Dennis M. Moriarty
Senior Vice President,	2007	275,855	73,424	583,214	119,827	0	125,000	35,171	1,212,491
Global Security Division	2006	250,000	0	279,983	115,495	130,462	16,000	37,581	829,521

James L.M. Chen
Senior Vice President,	2007	292,215	113,964	269,869	118,480	0	n/a	236,864	1,031,392
EMEA/AP Divisions	2006	—	—	—	—	—	—	—	—

[1]	For 2007, this column reflects discretionary bonuses paid to the Named Executive Officers as discussed above under “Compensation Discussion and Analysis,” as well as a Board-approved cash payout to compensate for expiring stock option grants as further discussed below under “Narrative Disclosure to 2007 Summary Compensation Table and 2007 Grants of Plan-Based Awards Table.”

[2]	For 2007, this column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of performance shares, restricted shares and special RSUs granted in 2007 and in prior years, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For restricted shares and RSUs, the fair value is calculated using the fair market value on the date of grant, taken ratably over the stated restricted period or vesting period, as applicable. For performance shares, the fair value is calculated using a trinomial lattice valuation model, using Monte Carlo simulation, to determine the assumed payout. The fair market value on the date of grant at the assumed payout is then taken ratably over the stated performance period. For the 2005-2007, 2006-2008 and 2007-2009 performance periods, the assumed payouts were 103.4%, 124.2% and 124.1%, respectively. The performance shares (at target) and special RSUs awarded to the Named Executive Officers in 2007 are reflected below under “2007 Grants of Plan-Based Awards.” The terms of the performance shares and special RSUs are discussed in more detail above under “Compensation Discussion and Analysis.” For additional information on performance shares, restricted shares and RSUs awarded to the Named Executive Officers in prior years, see below under “Outstanding Equity Awards at 2007 Fiscal Year-End.” These amounts reflect the Company’s accounting expense for these awards, and do not necessarily correspond to the actual value that will be realized by the Named Executive Officers.

[3]	For 2007, this column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to the Named Executive Officers in 2007 and in prior years, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the fair value of these stock options can be found under Note 9 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The stock options awarded to the Named Executive Officers in 2007 are reflected below under “2007 Grants of Plan-Based Awards.” For additional information on stock options awarded to the Named Executive Officers in prior years, see below under “Outstanding Equity Awards at 2007 Fiscal Year-End.” These amounts reflect the Company’s accounting expense for these awards, and do not necessarily correspond to the actual value that will be realized by the Named Executive Officers.

[4]	For 2007, these amounts shown are the difference between the value of pension benefits earned as of December 31, 2007 based on a 6.50% discount rate and the RP-2000 Mortality Table and the value of pension benefits earned as of December 31, 2006 based on a 6.125% discount rate and the RP-2000 Mortality Table. The values were determined assuming the probability is nil that the Named Executive Officer will terminate, retire, die or become disabled before normal retirement date. There was no above-market or preferential interest earned by any Named Executive Officer in 2007 on non-qualified deferred compensation.

[5]	For 2007, the amounts reported for “All Other Compensation” consist of amounts provided to the Named Executive Officers with respect to (a) the use of an automobile or cash in lieu thereof, (b) club memberships, (c) the dollar value of insurance premiums paid by the Company for the benefit of the executive, (d) amounts contributed for the executive under the Company’s 401(k) plan, (e) financial planning services/tax assistance and (f) other (for Mr. Chen, this amount includes the following cost of living allowances for the location of his residence in Shanghai, China: a housing allowance in the amount of $111,000; a goods and services allowance in the amount of $37,000; pension payments in the amount of $43,118; utility payments in the amount of $10,292; and miscellaneous other benefits). The Named Executive Officers also received an additional perquisite in the form of an annual physical exam.

	All Other Compensation ($)
Names	(a)	(b)	(c)	(d)	(e)	(f)

Thomas W. Swidarski	27,435	19,603	1,395	7,402	15,000	0
Kevin J. Krakora	11,554	5,777	1,187	7,575	12,575	0
David Bucci	13,576	9,503	2,087	7,587	10,000	0
Dennis M. Moriarty	17,402	5,515	897	7,627	3,730	0
James L.M. Chen	30,144	840	0	0	0	205,880

2007 Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise or	Grant Value
								Number of	Number of	Base Option	Fair Value
		Estimated Possible Payouts Under						Shares of	Securities	of Option	of Stock and
		Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			Stock or	Underlying	Awards	Option
		Thresh	Target	Max	Thresh	Target	Max	Units	Options[3]	Awards	Awards[4]
Name	Grant Date	($)	(#)	($)	(#)	(#)	($)	(#)	(#)	($/Sh)	($)

Thomas W. Swidarski	2/14/07	—	—	—	—	—	—	40,000	—	47.27	1,890,800
	2/14/07	—	—	—	6,000	20,000	40,000	—	—	—	945,400
	2/14/07	274,844	687,111	1,374,222	—	—	—	—	—	—	—
Kevin J. Krakora	2/14/07	—	—	—	—	—	—	—	25,000	47.27	363,000
	2/14/07	—	—	—	3,000	10,000	20,000	—	—	—	472,700
	2/14/07	112,606	281,516	563,031	—	—	—	—	—	—	—
David Bucci	2/14/07	—	—	—	—	—	—	—	20,000	47.27	290,400
	2/14/07	—	—	—	3,000	10,000	20,000	—	—	—	472,700
	2/14/07	96,611	241,528	483,056	—	—	—	—	—	—	—
Dennis M. Moriarty	2/14/07	—	—	—	—	—	—	—	9,500	47.27	137,940
	2/14/07	—	—	—	1,500	5,000	10,000	—	—	—	236,350
	2/14/07	82,757	206,891	413,782	—	—	—	—	—	—	—
James L.M. Chen	2/14/07	—	—	—	—	—	—	—	9,500	47.27	137,940
	2/14/07	—	—	—	1,500	5,000	10,000	—	—	—	236,350
	2/14/07	87,665	219,161	438,322	—	—	—	—	—	—	—

[1]	This column presents information about the potential payout under the Company’s Annual Cash Bonus Plan for fiscal year 2007, payable in February 2008. Because the Company did not achieve the threshold performance measure, no amounts were paid for fiscal year 2007 under the Annual Cash Bonus Plan. For a more detailed description of the related performance measures for the Annual Cash Bonus Plan, see above under “Compensation Discussion and Analysis.”

[2]	This column presents information about performance shares awarded during 2007 pursuant to the 1991 Plan. The performance measures are calculated over the three-year period beginning on January 30, 2007 through the day of the Company’s annual earnings release in January 2010. No amount is payable unless the threshold amount is exceeded. The maximum award amount, which can be up to 200% of the target amount, will be earned only if the Company achieves the maximum performance measure. For a more detailed description of performance shares and the related performance measures, see above under “Compensation Discussion and Analysis.”

[3]	All stock option grants were new and not granted in connection with an option re-pricing transaction, and the terms of the stock options were not materially modified in 2007.

[4]	The value of performance shares was calculated using the closing market price of the shares (at target) on the grant date and reflects the total amount that the Company would expense in its financial statements over the awards’ three-year performance period, in accordance with FAS 123R. The assumptions used in calculating the assumed payout of performance shares is discussed in footnote 1 to the “2007 Summary Compensation Table.” For stock options, the fair value is calculated using the Black-Scholes value on the grant date of $14.52, calculated in accordance with FAS 123R. The assumptions used in calculating the fair value of these stock options can be found under Note 9 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Narrative Disclosure to 2007 Summary Compensation Table
and 2007 Grants of Plan-Based Awards Table

Many of the details on the amounts for the Named Executive Officers reflected in the “2007 Summary Compensation Table” and the “2007 Grants of Plan-Based Awards” table are discussed in the footnotes to the tables or elsewhere in this Proxy, for example, above under “Compensation Discussion and Analysis.” However, the following narrative is intended to further clarify these amounts or provide further explanation on the decision-making process relative to these amounts.

In addition, the Company feels that the table following this narrative, which consolidates certain columns from the “2007 Summary Compensation Table” (Salary, Effective Bonus (defined below) and All Other Compensation) with columns from the “2007 Grants of Plan-Based Awards” table (Grant Date Fair Value of Stock and Option Awards), provides a clearer illustration of the total pay provided to the Company’s Named Executive Officers in 2007 or pay provided to the Company’s Named Executive Officers in 2008 for 2007 performance. These columns reflect actual cash compensation received, as well as the fair value on the date of grant of equity compensation and are not calculated in accordance with SEC regulations or guidance.

Mr. Swidarski’s Employment Agreement

In April 2006, the Company entered into an employment agreement with Mr. Swidarski, with a term of two years and with automatic one-year renewals thereafter unless either party notifies the other at least six months before the scheduled expiration date that the term is not to renew. Pursuant to his agreement, Mr. Swidarski was to receive a base salary of $550,000 for the first year, with a cash bonus opportunity up to 200% of base salary, as well as other compensation. Further, as part of his employment agreement, Mr. Swidarski is also entitled to the following perquisites: a monthly auto allowance up to $3,295; financial planning and tax preparation services up to $20,000 annually; country club dues and fees; and an annual physical examination. Mr. Swidarski had previously been entitled to a tax gross-up on his auto allowance, but he agreed to the discontinuance of this benefit in 2007.

In the event that Mr. Swidarski is terminated without cause, he is entitled to receive severance payments, including: a lump sum amount equal to two years base salary; a lump sum amount equal to twice his target annual cash bonus for the year in which termination occurs; a pro rata annual cash bonus for the year in which termination occurs, but only to the extent an annual cash bonus is paid to others for the year of termination; and continued participation in the Company’s employee benefits plans for a period of two years (not including any qualified or non-qualified pension plan or 401(k) plan). Mr. Swidarski is also subject to non-competition and non-solicitation obligations for a period of two years following his termination of employment, regardless of the circumstances surrounding such termination.

Other than Mr. Swidarski, the Company has not entered into any employment agreements with any of the other Named Executive Officers.

Change in Pension Value and Non-qualified Deferred Compensation Earnings

These benefits are discussed in more detail below under “2007 Pension Benefits”; however, the benefit values for Mr. Bucci remain at zero, primarily due to an increase in the discount rate used to determine the pension values. The benefit values for Mr. Swidarski, Mr. Krakora and Mr. Moriarty reflect their January 1, 2007 participation in the Pension SERP and Restoration SERPs based upon 11, six and 11 years of service, respectively.

Base Salary

Based on the fair value of equity awards granted to Named Executive Officers in 2007, “Salary” accounted for approximately 24% of the total pay to the Named Executive Officers, while short- and long-term performance-based compensation accounted for approximately 70% of the total compensation to the Named Executive Officers.

Bonus vs. Non-Equity Incentive Plan Compensation

Cash bonus payments for 2007 performance made to the Named Executive Officers in 2008 under the Company’s Annual Cash Bonus Plan would typically be reflected in the “2007 Summary Compensation Table” under the column “Non-Equity Incentive Plan Compensation.” One-time cash payments made to the Named Executive Officers in 2007, or made in 2008 and attributable to 2007 performance, that are not made pursuant to a Company plan would typically be reflected in the “Bonus” column. These aggregate bonus payments comprise the “Effective Bonus” awarded to the Named Executive Officers in the table below.

As discussed above under “Compensation Discussion and Analysis,” there were no payouts made to Named Executive Officers under the Company’s Annual Cash Bonus Plan. However, discretionary bonuses were awarded in 2008 for 2007 performance, and these amounts are reflected in the “Bonus” column in the “2007 Summary Compensation Table” above, and in the “Effective Bonus” column in the “2007 Actual Compensation” table below.

In addition to these discretionary bonuses, these columns also reflect the following Board-approved cash payouts made in 2007 to compensate certain of the Named Executive Officers for expiring stock option grants, as discussed above under “Compensation Discussion and Analysis”:

	Stock Options (#)	Cash Dist. ($)

Thomas Swidarski	900	5,913
David Bucci	2,250	14,783
Dennis Moriarty	3,000	19,710

Stock and Option Awards

Because the value of equity awards in the “2007 Summary Compensation Table” is based on the grant date fair value determined in accordance with FAS 123R, which may include prior years’ awards, the percentages indicated in the above narrative under “Base Salary” may not be able to be derived using the amounts reflected in that table. The table below reflects the grant date fair value as reflected in the “Grant Date Fair Value of Stock and Option Awards” column in the “2007 Grants of Plan-Based Awards” table above. The percentages in the above narrative under “Base Salary” are derived using these amounts.

2007 Actual Compensation
(Not calculated in accordance with SEC regulations or guidance)

		Effective	Stock	Option	All Other
	Base Salary	Bonus	Awards	Awards	Compensation	Total Value
Name	($)	($)	($)	($)	($)	($)

Thomas W. Swidarski	687,111	365,913	2,836,200	0	70,835	3,960,059
Kevin J. Krakora	375,354	0	472,700	363,000	38,668	1,249,722
David Bucci	322,037	14,783	472,700	290,400	42,753	1,142,673
Dennis M. Moriarty	275,855	73,424	236,350	137,940	35,171	758,740
James L.M. Chen	292,215	117,721	236,350	137,940	236,864	1,021,090

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides information relating to exercisable and unexercisable stock options as of December 31, 2007 for the Named Executive Officers. In addition, the following table provides information relating to grants of restricted shares, RSUs and performance shares to the Named Executive Officers that have not yet vested as of December 31, 2007. No stock appreciation rights were outstanding as of December 31, 2007.

		Option Awards[1]					Stock Awards
				Equity Incentive
				Plan Awards:					Equity Incentive Plan Awards:
				Number			Number of		Number of	Market or Payout
				of Securities			Shares or	Market Value	Unearned Shares,	Value of Unearned
		Number of Securities		Underlying			Units of Stock	of Shares or	Units or Other	Shares, Units or
		Underlying Unexercised		Unexercised	Option		That	Units of Stock	Rights That	Other Rights
		Options		Unearned	Exercise	Option	Have Not	That Have	Have Not	That Have
	Grant Date	Exercisable	Unexercisable	Options	Price	Expiration	Vested[2]	Not Vested[3]	Vested[4]	Not Vested[3]
Name	of Award	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Thomas W. Swidarski	1/29/98	600	—	—	47.53	1/28/08	—	$—	—	$—
	1/28/99	1,300	—	—	34.81	1/27/09	—	—	—	—
	1/27/00	1,500	—	—	22.88	1/26/10	—	—	—	—
	2/7/01	8,000	—	—	28.69	2/6/11	—	—	—	—
	2/6/02	15,000	—	—	36.59	2/5/12	—	—	—	—
	2/5/03	20,000		—	36.31	2/4/13	—	—	—	—
	2/11/04	18,750	6,250	—	53.10	2/10/14	—	—	—	—
	2/10/05	11,450	11,450	—	55.23	2/9/15	—	—	—	—
	12/12/05	75,000	75,000	—	37.87	12/11/15	—	—	—	—
	2/14/07	—	—	—	—	—	40,000	1,159,200	—	—
	2/6/02	—	—	—	—	—	—	—	700	20,286
	2/11/05	—	—	—	—	—	—	—	9,200	266,616
	2/20/06	—	—	—	—	—	—	—	20,000	579,600
	2/14/07	—	—	—	—	—	—	—	20,000	579,600
Kevin J. Krakora	9/18/01	5,000	—	—	35.60	9/17/11	—	—	—	—
	2/6/02	10,000	—	—	36.59	2/5/12	—	—	—	—
	2/5/03	10,000	—	—	36.31	2/4/13	—	—	—	—
	2/11/04	5,250	1,750	—	53.10	2/10/14	—	—	—	—
	2/10/05	3,250	3,250	—	55.23	2/9/15	—	—	—	—
	2/20/06	6,250	18,750	—	39.43	2/19/16	—	—	—	—
	2/14/07	—	25,000	—	47.27	2/13/17	—	—	—	—
	2/20/06	—	—	—	—	—	7,500	217,350	—	—
	2/6/02	—	—	—	—	—	—	—	200	5,796
	2/11/05	—	—	—	—	—	—	—	3,800	110,124
	2/20/06	—	—	—	—	—	—	—	10,000	289,800
	2/14/07	—	—	—	—	—	—	—	10,000	289,800
David Bucci	1/29/98	9,000	—	—	47.53	1/28/08	—	—	—	—
	1/27/00	35,000	—	—	22.88	1/26/10	—	—	—	—
	2/7/01	25,000	—	—	28.69	2/6/11	—	—	—	—
	2/6/02	25,000	—	—	36.59	2/5/12	—	—	—	—
	2/5/03	25,000	—	—	36.31	2/4/13	—	—	—	—
	2/11/04	18,750	6,250	—	53.10	2/10/14	—	—	—	—
	2/10/05	12,500	12,500	—	55.23	2/9/15	—	—	—	—
	2/20/06	6,250	18,750	—	39.43	2/19/16	—	—	—	—
	2/14/07	—	20,000	—	47.27	2/13/17	—	—	—	—
	2/10/05	—	—	—	—	—	1,250	36,225	—	—
	2/6/02	—	—	—	—	—	—	—	1,700	49,266
	2/11/05	—	—	—	—	—	—	—	9,400	272,412
	2/20/06	—	—	—	—	—	—	—	10,000	289,800
	2/14/07	—	—	—	—	—	—	—	10,000	289,800
Dennis M. Moriarty	1/29/98	1,500	—	—	47.53	1/28/08	—	—	—	—
	1/28/99	4,000	—	—	34.81	1/27/09	—	—	—	—
	1/27/00	4,000	—	—	22.88	1/26/10	—	—	—	—
	2/7/01	8,000	—	—	28.69	2/6/11	—	—	—	—
	2/6/02	8,000	—	—	36.59	2/5/12	—	—	—	—
	2/5/03	10,000	—	—	36.31	2/4/13	—	—	—	—
	2/11/04	5,250	1,750	—	53.10	2/10/14	—	—	—	—
	2/10/05	3,750	3,750	—	55.23	2/9/15	—	—	—	—
	2/20/06	2,500	7,500	—	39.43	2/19/16	—	—	—	—
	2/14/07	—	9,500	—	47.27	2/13/17	—	—	—	—
	2/10/05	—	—	—	—	—	750	21,735	—	—
	2/20/06	—	—	—	—	—	4,500	130,410	—	—
	2/6/02	—	—	—	—	—	—	—	800	23,184
	2/11/05	—	—	—	—	—	—	—	2,800	81,144
	2/20/06	—	—	—	—	—	—	—	5,000	144,900
	2/14/07	—	—	—	—	—	—	—	5,000	144,900
James L.M. Chen	2/6/02	5,000	—	—	36.59	2/5/12	—	—	—	—
	2/5/03	7,500	—	—	36.31	2/4/13	—	—	—	—
	2/11/04	6,000	2,000	—	53.10	2/10/14	—	—	—	—
	2/10/05	4,000	4,000	—	55.23	2/9/15	—	—	—	—
	2/20/06	2,000	6,000	—	39.43	2/19/16	—	—	—	—
	2/14/07	—	9,500	—	47.27	2/13/17	—	—	—	—
	2/20/06	—	—	—	—	—	750	21,735	—	—
	2/6/02	—	—	—	—	—	—	—	900	26,082
	2/11/05	—	—	—	—	—	—	—	3,600	104,328
	2/20/06	—	—	—	—	—	—	—	5,000	144,900
	2/14/07	—	—	—	—	—	—	—	5,000	144,900

[1]	With the exception of Mr. Swidarski’s award of 150,000 stock options, all of the stock options outstanding at 2007 fiscal year-end vest ratably over a four-year period beginning on the first anniversary of the date of grant. Mr. Swidarski’s award of 150,000 stock options has a seven-year cliff vest; however, one-half of the award may vest early if the Company’s stock price reaches $50 per share for 20 consecutive trading days, while the other half of the award may vest early if the Company’s stock price reaches $60 per share for 20 consecutive trading days.

[2]	This column reflects unvested RSUs and restricted shares granted to the Named Executive Officers that had not yet vested as of December 31, 2007. Included in this column are special grants of RSUs awarded to Messrs. Krakora, Moriarty and Chen on February 20, 2006 of 15,000 RSUs, 9,000

RSUs and 1,500 RSUs, respectively, with a seven-year cliff vest; however, pursuant to the terms of the RSUs, one-half of these awards vested on August 7, 2007, when the Company’s stock price reached $50 per share for 20 consecutive trading days. The remaining RSUs and restricted shares included in this column have a three-year cliff vest.

[3]	The market value was calculated using the closing price of the shares of $28.98 as of December 31, 2007.

[4]	This column reflects performance shares (at target) granted to the Named Executive Officer for the performance periods 2002-2009; 2005-2007; 2006-2008; and 2007-2009, that had not yet been earned as of December 31, 2007.

2007 Option Exercises and Stock Vested

	Option Awards		Stock Awards
			Number of Shares
	Number of Shares	Value Realized	Acquired on	Value Realized
	Acquired on Exercise	on Exercise	Vesting	on Vesting[1]
Name	(#)	($)	(#)	($)

Thomas W. Swidarski	0	$0	0	$0
Kevin J. Krakora	0	0	7,500	397,875
David Bucci	0	0	0	0
Dennis M. Moriarty	0	0	4,500	238,725
James L.M. Chen	0	0	750	39,788

[1]	The value realized is calculated for RSUs and restricted shares by multiplying the number of shares of stock or units, as applicable, by the market value of the underlying securities of $53.05 on the vesting date of August 7, 2007.

2007 Pension Benefits

			Present Value of
		Number of Years of	Accumulated	Payment During
Name	Plan Name	Credited Service (#)	Benefit[1] ($)	Last Fiscal Year ($)

Thomas W. Swidarski	Qualified Plan	11.0833	$106,000	—
	Pension SERP	11.0833	122,000	—
	Pension Restoration SERP	11.0833	62,000	—
Kevin J. Krakora	Qualified Plan	6.0000	58,000	—
	Pension SERP	6.0000	96,000	—
	Pension Restoration SERP	6.0000	21,000	—
David Bucci	Qualified Plan	30.0000	1,463,000	—
	SERP I	30.0000	865,000	—
Dennis M. Moriarty	Qualified Plan	10.8333	129,000	—
	Pension SERP	10.8333	81,000	—
	Pension Restoration SERP	10.8333	33,000	—
James L.M. Chen	—	—	—	—

[1]	The values are determined based on a 6.50% discount rate and the RP-2000 Mortality Table and are calculated assuming that the probability is nil that a Named Executive Officer terminates, dies, retires or becomes disabled before normal retirement date.

All Named Executive Officers (except Mr. Chen) participate in the Diebold, Incorporated Retirement Plan for Salaried Employees, or Qualified Retirement Plan, which provides funded, tax-qualified benefits under the Internal Revenue Code to all salaried and non-union hourly employees of the Company who were hired before July 1, 2003. This plan provides benefits that are limited by Internal Revenue Code requirements applicable to all tax-qualified pension plans. The Company also maintains three defined benefit Supplemental Executive Retirement Plans, which provide unfunded, non-qualified benefits to select executives. The purpose of the SERPs is to provide additional benefits above those provided under the Qualified Retirement Plan. Mr. Bucci participates in SERP I, and Mr. Swidarski, Mr. Krakora and Mr. Moriarty participate in the Pension Restoration SERP and the Pension

SERP. As noted above under “Compensation Discussion and Analysis,” the Company has made changes to its supplemental executive retirement plans effective as of January 1, 2007 and as detailed below.

Qualified Retirement Plan

The benefit provided under the Qualified Retirement Plan is payable as a life annuity beginning at normal retirement age (age 65). The benefit is determined based on the following formula:

•	0.8% of final average compensation up to the Covered Compensation level, plus

•	1.25% of final average compensation in excess of the Covered Compensation level,

•	the sum multiplied by years of service (subject to a maximum of 30 years).

In addition, a benefit equal to $50.40 times the number of years of service (subject to a maximum of 30 years) is added to the amount determined above.

Final average compensation is an average of the five highest consecutive full calendar years of salary and bonus out of the last ten full calendar years, with each year’s compensation held to a maximum of the IRS compensation limit for that year ($225,000 in 2007). The participant’s individual “Covered Compensation” is as defined under the Internal Revenue Code. The benefit is payable for the lifetime of the participant, with alternative forms of payment available to the participant with an actuarial reduction.

Participants may retire early if they are at least age 50 and the sum of their age plus service is at least 70, or at any age with 30 years of service. Benefits may begin upon retirement on an actuarially reduced basis. Participants with at least 15 years of service who become disabled while employed are eligible for an immediate unreduced benefit. Participants terminating with at least five years of service are entitled to a deferred vested benefit at age 65, or may commence the benefit on an actuarially reduced basis when the sum of their age plus service is at least 70.

Additional annual benefits are payable to Mr. Bucci in the amount of $122,508 as the result of a transfer of a portion of his SERP I benefits into the Qualified Retirement Plan. These benefits are payable at the same time and in the same form of payment as those described below under SERP I. Mr. Swidarski has additional annual benefits payable from the Qualified Retirement Plan in the amount of $4,668, also as a result of a transfer of a portion of his Pension SERP benefits. This amount is payable at the same time and in the same form as those described below under the Pension SERP.

SERP I

SERP I provides a supplemental monthly retirement benefit in an amount such that a participant’s total retirement benefit from the Qualified Retirement Plan and SERP I, plus one-half of the participant’s anticipated Social Security benefit payable at age 62, equals 65% of the participant’s final average compensation received from the Company during the highest five consecutive full calendar years of the last ten full calendar years of employment. This amount is prorated for less than 15 years of service. Compensation is defined for this purpose as salary plus bonus accrued for each such calendar year. SERP I benefits are payable at age 62 on a joint and survivor basis, if married, and a single life basis, if single, at retirement. A participant may also elect, subject to the approval of the Compensation Committee of the Board, to receive benefits in the form of a lump sum payment at retirement for that portion of his benefit accrued as of December 31, 2004.

There is a minimum benefit of five years of payment to any participant, his or her spouse and/or beneficiary, as applicable. Benefits are available to participants electing early retirement at age 60 (on an actuarially reduced basis) or who become disabled while employed. Benefits are also available to participants whose employment is involuntarily terminated with no service requirement. Reduced benefits (computed at 55% of final average compensation, rather than 65%) are available to participants who voluntarily terminate employment after completing 10 years of service. Accrued benefits under SERP I are fully vested in the event of a change in control of the Company. SERP I is now closed to new participants. Mr. Bucci is the only Named Executive Officer that participates in SERP I.

Pension Restoration SERP

Benefits under the Pension Restoration SERP are determined using the same formula as stated above for the Qualified Retirement Plan except the IRS compensation limit is ignored. Net benefits payable from the Pension Restoration SERP equal the difference between the benefit determined using total pensionable pay, ignoring qualified plan compensation limits, and the benefit payable from the Qualified Retirement Plan. All other provisions of the Pension Restoration SERP are identical to the Qualified Retirement Plan.

Pension SERP

The Pension SERP provides a supplemental monthly retirement benefit in an amount such that a participant’s total retirement benefit from the Qualified Retirement

Plan, the Pension Restoration SERP, the annuity equivalent of the employer-provided balance in the 401(k) Restoration SERP and the Pension SERP, plus one-half of the participant’s anticipated Social Security benefit payable at age 65, equals 50% (prorated for less than 25 years of service) of the participant’s final average compensation received from the Corporation during the highest five consecutive full calendar years of the last ten full calendar years of employment. Compensation is defined for this purpose as salary plus bonus accrued for each such calendar year. The Pension SERP benefits are payable at age 65 as a straight life annuity. Joint and survivor options are available on an actuarially equivalent basis. Benefits are available to participants retiring or terminating employment with at least 10 years of service, and are payable at the later of age 55 or separation from service (on a reduced basis if payments begin before age 65). Participants who become disabled while employed and have at least 15 years of service are eligible for an immediate benefit.

Accrued benefits under the Pension SERP are fully vested in the event of a change in control of the Company.

Mr. Swidarski and Mr. Krakora receive enhanced benefits such that they accrue the full 50% target ratably at age 60 and age 62, respectively.

Present Value of Accumulated Benefits

The “Present Value of Accumulated Benefit” is the single-sum value as of September 30, 2007, of the annual pension benefit that was earned through that date payable under a plan beginning at the Named Executive Officer’s normal retirement age. The normal retirement age is defined as age 62 for SERP I and age 65 for the Qualified Retirement Plan and Pension Restoration SERP and Pension SERP. A portion of the Qualified Retirement Plan benefit is payable at the same time and in the same form of payment as benefits in SERP I and the Pension SERP. The Company used certain assumptions to determine the single-sum value of the annual benefit that is payable beginning at normal retirement age. The key assumptions are as follows:

•	An interest rate of 6.50%, the FAS 87 discount rate as of September 30, 2007;

•	The RP-2000 Combined Healthy Mortality Tables for males and females;

•	A probability of 100% that benefits are paid as annuities; and

•	No probability of termination, retirement, death, or disability before normal retirement age.

Extra Credited Service

None of the Named Executive Officers has been granted extra years of credited service under any non-qualified retirement plan; however, the Company reserves the discretion to provide such grants of extra service on a case-by-case basis. Factors that might warrant such a grant would include, but not be limited by, the following: the recruitment of an executive who is foregoing benefits under a prior employer’s SERP or other non-qualified deferred compensation plans or the provision for an executive who would otherwise not qualify for a full accrual at the SERP’s normal retirement age of 65 because his or her years of service are less than the required 25 years of service.

2007 Non-Qualified Deferred Compensation

		1992 Deferred Compensation Plan
	Executive	Registrant		Aggregate	Aggregate Balance
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	as of December 31,
	2007	2007	in 2007[1]	Distributions[2]	2007[3]
Name	($)	($)	($)	($)	($)

Thomas W. Swidarski	$0	$0	$0	$0	$0
Kevin J. Krakora	0	0	0	0	0
David Bucci	0	0	9,160	948,618	248,971
Dennis M. Moriarty	0	0	0	0	0
James L.M. Chen	0	0	0	0	0

[1]	These amounts represent aggregate earnings on cash deferrals, as well as dividends on deferred Common Shares. These amounts are not reflected above in the “2007 Summary Compensation Table,” as they are not considered preferential or above-market earnings on deferred compensation.

[2]	This column reflects the distribution of cash deferrals and deferred Common Shares, including the dividends and aggregate earnings on these dividends attributable to such Common Shares, made pursuant to a valid deferral election under the 1992 Deferred Compensation Plan. On January 2, 2007, Mr. Bucci received a distribution of 19,560 Common Shares pursuant to an election made at the time of his deferral. The value of these shares was calculated using the average price of the shares of $46.63 on the date of the distribution. Included in this column is the distribution of the dividends and aggregate earnings on such dividends attributable to these shares in the amount of $36,535.

[3]	This column reflects the balance of all cash deferrals, including dividends on deferred Common Shares, and the aggregate earnings in 2007 on such cash deferrals. As of December 31, 2007, the aggregate balance of all cash deferrals for Mr. Bucci was $31,621. This column also reflects the value of Common Shares deferred by Mr. Bucci calculated using the closing price of the shares of $28.98 as of December 31, 2007. The aggregate number of Common Shares deferred by Mr. Bucci and reflected in this column was 7,500 shares, with a value as of December 31, 2007, of $217,350. No portion of this amount is reflected in the “All Other Compensation” column of the “2007 Summary Compensation Table” and no portion of this amount was previously reported in the Company’s “2006 Summary Compensation Table.”

2005 Deferred Compensation Plan
	Executive	Registrant		Aggregate	Aggregate Balance
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	as of December 31,
	2007	2007	in 2007[1]	Distributions	2007[2]
Name	($)	($)	($)	($)	($)

Thomas W. Swidarski	$0	$0	$0	$0	$0
Kevin J. Krakora	0	0	0	0	0
David Bucci	0	0	0	0	0
Dennis M. Moriarty	0	0	1,405	0	44,151
James L.M. Chen	0	0	0	0	0

[1]	These amounts represent aggregate earnings on cash deferrals, as well as dividends on deferred Common Shares. These amounts are not reflected above in the “2007 Summary Compensation Table,” as they are not considered preferential or above-market earnings on deferred compensation.

[2]	This column reflects the balance of all cash deferrals, including dividends on deferred Common Shares, and the aggregate earnings in 2007 on such cash deferrals. As of December 31, 2007, the aggregate balance of all cash deferrals for Mr. Moriarty was $1,405. This column also reflects the value of Common Shares deferred by Mr. Moriarty calculated using the closing price of the shares of $28.98 as of December 31, 2007. The aggregate number of Common Shares deferred by Mr. Moriarty and reflected in this column was 1,475 shares. No portion of this amount is reflected in the “All Other Compensation” column of the “2007 Summary Compensation Table” and no portion of this amount was previously reported in the Company’s “2006 Summary Compensation Table.”

401(k) Restoration SERP
	Executive	Registrant		Aggregate	Aggregate Balance
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	as of December 31,
	2007	2007	in 2007[1]	Distributions	2007[2]
Name	($)	($)	($)	($)	($)

Thomas W. Swidarski	$50,500	$25,275	$(4,880)	$0	$70,895
Kevin J. Krakora	18,856	9,428	(341)	0	27,943
David Bucci	0	0	0	0	0
Dennis M. Moriarty	10,453	5,226	(421)	0	15,258
James L.M. Chen	0	0	0	0	0

[1]	These amounts represent aggregate earnings on executive and registrant contributions. These amounts are not reflected in the “2007 Summary Compensation Table,” as they are not considered preferential or above-market earnings on deferred compensation.

[2]	This column reflects the balance of all contributions and the aggregate earnings on such contributions. No portion of this amount is reflected in the “All Other Compensation” column of the “2007 Summary Compensation Table” and no portion of this amount was previously reported in the Company’s “2006 Summary Compensation Table.”

Non-Qualified Deferred Compensation Plans

Deferred Incentive Compensation Plan

Pursuant to the Company’s 1992 Deferred Incentive Compensation Plan, certain executives, including the Named Executive Officers, were able to defer cash bonuses received under the Company’s cash bonus plan and performance share awards earned under the 1991 Plan. Effective December 31, 2004, as a result of the passage by Congress of the American Jobs Creation Act of 2004, the Company elected to freeze the 1992 Deferred Incentive Compensation Plan and closed the plan to future deferrals. Effective January 1, 2005, the Board approved the 2005 Deferred Incentive Compensation Plan, which was substantially similar to the 1992 Deferred Incentive Compensation Plan in all material respects, but was designed to be administered in accordance with Section 409A of the Internal Revenue Code.

Under the 2005 Deferred Incentive Compensation Plan, an executive may defer all or a portion of his or her Annual Cash Bonus or performance share earnout. Deferral elections for cash bonuses must be made prior to the end of the year preceding the year in which such bonuses would be earned (and payable in the following year). Deferral elections for performance shares must be made at least six months prior to the end of the three-year performance period specified in the grant.

Deferrals of performance shares are treated as a line-item in the executive’s deferred account with the Company; however, the earnings on the performance shares (dividends and interest thereon) are invested in the same manner as deferrals of cash compensation. The Vanguard Group administers the Company’s cash deferrals. As such, cash deferrals are transferred to Vanguard on a quarterly basis, and the executive may invest such cash deferrals in any funds available under the Company’s 401(k) plan. The table below shows the funds available under the 401(k) plan and their annual rate of return for the year ended December 31, 2007, as reported by Vanguard.

Name of Fund	Rate of Return	Name of Fund	Rate of Return

Vanguard Total Bond Market Index Fund	6.92%	Vanguard Selected Value Fund	(0.23)%
Loomis Sayles Bond Fund	5.26%	Vanguard Mid-Cap Index Fund	6.02%
Vanguard STAR Fund	6.58%	Loomis Sayles Small Cap Value Fund	3.44%
Vanguard Windsor II Fund	2.23%	Vanguard Explorer Fund	5.06%
Vanguard 500 Index Fund	5.39%	Vanguard International Growth Fund	15.98%
Vanguard U.S. Growth Fund	10.15%	Oppenheimer Developing Markets Fund	33.86%
Vanguard Prime Money Market Fund	5.14%	Vanguard International Value Fund	12.66%

Executives deferring under the 2005 Deferred Incentive Compensation Plan select their period of deferral and method of payment at the time of making their deferral elections. Executives may elect to defer their payments until a specified date or until the date they cease to be an associate of the Company. Further, the executives may elect to receive their distribution either as a lump sum or in approximately equal quarterly installments, not to exceed 40.

401(k) Restoration SERP

As noted above under “Compensation Discussion and Analysis”, effective January 1, 2007, the Committee adopted a 401(k) Restoration SERP to replace lost retirement benefits due solely to IRS compensation limits. Benefits under this plan are determined exactly as in the Company’s 401(k) Plan except that compensation limits are ignored. Named Executive Officers are permitted to elect to defer compensation above the annual IRS limit and the Company will provide a matching contribution at the same rate as under the 401(k) Plan (60% on the first 3% of pay above the IRS limit and 40% on the next 3% of pay above the IRS limit). Vanguard administers the 401(k) Restoration SERP. Both the salary deferrals and the Company’s matching contributions are transferred to Vanguard and the executive may invest in any funds available under the Company’s 401(k) Plan.

POTENTIAL PAYMENTS UPON TERMINATION
OR CHANGE OF CONTROL

The table below reflects the amount of compensation payable to each of the Named Executive Officers of the Company in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary or involuntary termination (with and without cause), retirement, death, disability or in the event of a change-in-control (with and without termination) is described qualitatively in the following narrative and is shown quantitatively in the table below. The amounts shown assume that such termination was effective as of December 31, 2007, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination or change-in-control. The actual amounts to be paid out can only be determined at the time of each Named Executive Officer’s separation from the Company.

As described above under “Compensation Discussion and Analysis,” except for the employment agreement entered into with Mr. Swidarski, described above under “Narrative Disclosure to 2007 Summary Compensation Table and 2007 Grants of Plan-Based Awards Table,” the Company has not entered into employment agreements with any other Named Executive Officer; however, the Company has entered into change-in-control agreements with each of the Named Executive Officers.

Payments Made Upon Termination

Voluntary or Involuntary With Cause.  Whether a Named Executive Officer’s employment terminates voluntarily or involuntarily with cause, he is only entitled to base salary earned through the date of termination, along with any deferred compensation earnings payable upon separation from service and any benefits that have accrued under the Company’s Qualified Retirement Plan, SERP or 401(k) plan (except that no SERP benefits are payable in the event of involuntary termination with cause). The Qualified Retirement Plan benefit, under both termination scenarios, and the SERP benefit, if termination is voluntary, is determined as described in the narrative above under “2007 Pension Benefits.”

Involuntary Without Cause.  If, however, a Named Executive Officer is involuntarily terminated without cause, in addition to the foregoing he would also be entitled to the following:

•	Separation payments and continued participation in the Company’s employee health care plans pursuant to the Company’s Health Care Plan and Separation Benefits Plan applicable to all U.S.-based employees, with the length of such benefits and payments ranging from one to six months, depending upon the executive’s years of service;

•	Lapse of the restrictions on outstanding restricted shares;

•	A Qualified Retirement Plan benefit determined using the plan provisions as described in the narrative above under “2007 Pension Benefits”; and

•	SERP I (Mr. Bucci only) provides a SERP benefit based on the formula applicable for normal retirement.

•	The Pension SERP does not provide any additional benefits upon an involuntary termination. The Named Executive officer would only be entitled to a SERP benefit if he otherwise qualifies for either a normal, early or deferred vested SERP benefit at termination.

Mr. Swidarski.  Pursuant to Mr. Swidarski’s employment agreement, in the event of an involuntary termination without cause, in addition to the benefits identified above, he would also be entitled to the following:

•	A lump sum payment equal to 24 months’ base salary, as in effect on the date of termination;

•	A pro-rata award under the Company’s Annual Cash Bonus Plan, based upon the time employed in the year of termination, to the extent such awards are otherwise earned, payable when such awards are generally paid to others;

•	A lump sum payment equal to twice the target bonus level for the year in which termination occurs under the Company’s Annual Cash Bonus Plan;

•	All outstanding unvested options would immediately vest;

•	Pro-rata performance share earnouts, based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others; and

•	Continued participation in all of the Company’s employee health and welfare benefit plans for a period of 24 months (or the date he receives equivalent coverage from a subsequent employer), excluding perquisites and any qualified or non-qualified pension or 401(k) plans.

Under his employment agreement, Mr. Swidarski is subject to certain non-competition, non-solicitation and confidentiality obligations for a period of two years following termination of his employment.

Payments Made Upon Retirement

In the event of the retirement of a Named Executive Officer at or after the earliest voluntary retirement age, in addition to the benefits identified above under “Voluntary or Involuntary With Cause” and “Involuntary Without Cause,” he would also be entitled to the following:

•	All outstanding unvested options awarded prior to 2007 would immediately vest;

•	All outstanding unvested options awarded in 2007 would immediately vest if the Named Executive Officer had attained the age of 65 and completed five or more years of continuous employment;

•	All outstanding RSUs awarded prior to 2007 would immediately vest and become nonforfeitable;

•	All outstanding RSUs awarded in 2007 would immediately vest and become nonforfeitable if the Named Executive Officer had attained the age of 65 and completed five or more years of continuous employment;

•	All outstanding RSUs awarded in 2007 would vest pro-rata based upon the time employed in the year of termination relative to the deferral period of the RSUs, if the sum of the Named Executive Officer’s age and years of continuous employment equals or exceeds 70; and

•	Pro-rata performance share earnouts, as described above.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer, the Named Executive Officer or his estate or beneficiaries would receive the same benefits indicated above under “Payments Made Upon Retirement,” except that all outstanding and unvested options and RSUs, regardless of when awarded, would immediately vest and become nonforfeitable. In addition, the Named Executive Officer or his estate or beneficiaries would receive benefits under the Company’s disability plan or payments under the Company’s group term life insurance plan or any supplemental life insurance plan, as appropriate.

Named Executive Officers who die while actively employed are eligible for surviving spouse benefits from the Qualified Retirement Plan payable at the Named Executive Officer’s normal retirement date (or on an actuarially reduced basis at an early retirement date) if the Named Executive Officer had at least five years of service. The benefit is equal to 50% of the benefit payable if the Named Executive Officer terminated employment on the date of his death, survived to the payment date as elected by his spouse, elected the 50% joint and survivor form of payment and died the next day. Benefits payable to the surviving spouse upon death of the Named Executive Officer from SERP I and the Pension SERP are equal to the benefit that would have been payable to the Named Executive Officer if he terminated employment on the date of his death and survived to his first payment date. The benefit begins on the executive’s normal retirement date (or on an actuarially reduced basis at an early retirement date) and is paid for a guaranteed minimum of five years in SERP I. Named Executive Officers must have five years of service at the time of their death for death benefits to be payable under SERP I and ten years of service at the time of their death for death benefits to be payable under the Pension SERP.

Disability benefits are payable immediately from the Qualified Retirement Plan based on service at the date of disability if the Named Executive Officer had at least 15 years of service and was determined to be totally and permanently disabled. Disability benefits under SERP I and the Pension SERP are payable immediately and are generally determined in the same manner as the normal retirement benefits except the benefit is reduced by 16.6%

Mr. Swidarski.  Pursuant to Mr. Swidarski’s employment agreement, in the event of his death, in addition to the benefits identified above under “Payments Made Upon Death or Disability,” he would also be entitled to the following:

•	Base salary through the end of the month in which death occurs; and

•	A pro-rata award under the Company’s Annual Cash Bonus Plan, as described above.

In the event of his permanent and total disability, in addition to the benefits identified above under “Payments Made Upon Death or Disability,” he would also be entitled to the following:

•	Disability benefits in accordance with the long-term disability program in effect for senior executives of the Company, which in no event shall provide him with less than 60% of his base salary to age 65;

•	Base salary through the end of the month in which disability benefits commence;

•	A pro-rata award under the Company’s Annual Cash Bonus Plan, as described above; and

•	Continued participation in the Company’s employee health and welfare benefit plans for a period of 36 months, excluding perquisites and any qualified or non-qualified pension or 401(k) plans.

Payments Made Upon a Change-in-Control

In the event of a change-in-control of the Company, pursuant to the terms of the applicable equity compensation agreements, each Named Executive Officer would be automatically entitled to the following benefits:

•	Lapse of all restrictions on outstanding restricted shares;

•	All outstanding unvested options would immediately vest;

•	All outstanding RSUs would immediately vest and become nonforfeitable; and

•	All performance shares would be deemed to have been earned in full (at target) and become immediately due and payable in the form of Common Shares.

In addition to the aforementioned benefits, pursuant to the change-in-control agreements described previously, if a Named Executive Officer’s employment is terminated without cause within three years following a change-in-control or if the Named Executive Officer terminates his employment within such time under the circumstances identified below, in addition to the benefits indicated above, the Named Executive Officer would be entitled to the following benefits:

•	A lump sum payment equal to two times base salary (for Mr. Swidarski, three times base salary), as in effect on the date of termination; and

•	Continued participation in all of the Company’s employee retirement income, health and welfare benefit plans, including executive perquisites (or substantially similar plans) for a period of 12 months, excluding any equity compensation plans, with such benefits period being considered service with the Company for purposes of service credits under any qualified or non-qualified retirement plans of the Company (except that the continued service credit under any qualified plan shall be paid for by the Company).

For purposes of the agreements, a voluntary termination by a Named Executive Officer will be deemed a constructive termination by the Company upon the occurrence of any of the following events:

•	Failure to elect, re-elect or otherwise maintain the executive in the offices or positions held prior to the change-in-control;

•	A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position held by the executive, or a reduction in his aggregate compensation or employee benefit plans;

•	A good faith determination by the executive that the change-in-control has rendered him substantially unable to carry out or has substantially hindered his ability to perform any of the authorities, powers, functions, responsibilities or duties attached to the position he held prior to the change-in-control;

•	The liquidation, dissolution, merger, consolidation or reorganization of the Company or the transfer of all or a significant portion of its business or assets, unless the successor has assumed all duties and obligations of the change-in-control agreements; and

•	The Company relocates and requires the executive to change his principal location of work to any location which is in excess of 25 miles from his previous location of work, or requires the executive to travel significantly more than was previously required.

Further, pursuant to the agreements, a change-in-control is deemed to occur upon any of the following events:

•	The Company is merged, consolidated or reorganized with another company, and as a result, less than a majority of the combined voting power of the then-outstanding securities is held by the shareholders of record immediately prior to such transaction;

•	The Company sells or otherwise transfers all or substantially all of its assets, and as a result, less than a majority of the combined voting power of the then-outstanding securities is held by the shareholders of record immediately prior to such transaction;

•	There is a report filed with the SEC disclosing that any person or entity has become the beneficial owner of 20% or more of the combined voting power of the then-outstanding securities of the Company;

•	The Company files a current report or proxy statement with the SEC disclosing that a change in control has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; and

•	If, during any period of two consecutive years, directors at the beginning of such period cease to constitute at least a majority of the board, unless the election or nomination for election of each director first elected during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

For purposes of calculating the retirement benefits payable when a change-in-control occurs with termination, the Named Executive Officer is entitled to the following:

•	A Qualified Retirement Plan benefit determined using the plan provisions as described in the narrative above under “2007 Pension Benefits”; and

•	A SERP benefit based on the formula applicable for normal retirement.

For both the Qualified Retirement Plan and the SERP, these benefits are determined assuming continuous participation for an additional 12 months subsequent to termination as described above. Each of the agreements with the Named Executive Officers is substantially similar. Forms of these agreements have been filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1990.

Post-Termination Payments Table

										Change in
			Involuntary	Involuntary					Change in	Control w/
Name	Compensation Components	Voluntary	with Cause	w/o Cause	Retirement	Death	Disability		Control	Termination

Thomas W. Swidarski	Salary/Bonus	$—	$—	$2,748,444	$—	$0	$0		$—	$2,061,333
	Long-Term Incentives:
	Stock options[1]	—	—	0	0	0	0		0	0
	Performance shares[2]	—	—	866,502	866,502	866,502	866,502		1,446,102	1,446,102
	RSUs	—	—	—	—	1,159,200	1,159,200		1,159,200	1,159,200
	Retirement Benefits:
	Qualified Retirement Plan/SERP[3]	449,000	110,000	449,000	—	354,000	449,000		—	539,000
	Other Benefits[4]	—	—	20,621	—	—	1,383,121	[6]	—	154,842

	Total:	$449,000	$110,000	$4,084,567	$866,502	$2,379,702	$3,857,823		$2,605,302	$5,360,477

Kevin J. Krakora	Salary/Bonus	—	—	93,839	—	—	—		—	750,708
	Long-Term Incentives:
	Stock options[1]	—	—	—	0	0	0		0	0
	Performance shares[2]	—	—	—	405,720	405,720	405,720		695,520	695,520
	RSUs	—	—	—	217,350	217,350	217,350		217,350	217,350
	Retirement Benefits:
	Qualified Retirement Plan/SERP[3]	106,000	63,000	106,000	—	56,000	106,000		—	251,000
	Other Benefits[4]	—	—	—	—	—	—		—	56,890

	Total:	106,000	63,000	199,839	623,070	679,070	729,070		912,870	1,971,468

David Bucci	Salary/Bonus	—	—	161,019	—	—	—		—	644,074
	Long-Term Incentives:
	Stock options[1]	—	—	—	0	0	0		0	0
	Performance shares[2]	—	—	—	611,478	611,478	611,478		901,278	901,278
	Restricted Shares/RSUs	—	—	36,225	36,225	36,225	36,225		36,225	36,225
	Retirement Benefits:
	Qualified Retirement Plan/SERP[3]	1,940,000	1,470,000	2,321,000	390,076	1,613,000	3,079,000		—	2,321,000
	Deferred Compensation Plan[5]	—	—	—	—	—	—		—	—
	Other Benefits[4]	—	—	—	—	—	—		—	51,170

	Total:	1,940,000	1,470,000	2,518,244	1,037,779	2,260,703	3,726,703		937,503	3,953,747

Dennis M. Moriarty	Salary/Bonus	—	—	91,952	—	—	—		—	551,710
	Long-Term Incentives:
	Stock options[1]	—	—	—	0	0	0		0	0
	Performance shares[2]	—	—	—	249,228	249,228	249,228		394,128	394,128
	Restricted shares/RSUs	—	—	21,735	152,145	152,145	152,145		152,145	152,145
	Retirement Benefits:
	Qualified Retirement Plan/SERP[3]	285,000	137,000	285,000	—	195,000	285,000		—	311,000
	Deferred Compensation Plan[5]	44,151	44,151	44,151	44,151	44,151	44,151		—	44,151
	Other Benefits[4]	—	—	—	—	—	—		—	45,218

	Total:	329,151	181,151	442,838	445,524	640,524	730,524		546,273	1,498,352

James L.M. Chen	Salary/Bonus	—	—	73,054	—	—	—		—	584,430
	Long-Term Incentives:
	Stock options[1]	—	—	—	0	0	0		0	0
	Performance shares[2]	—	—	—	275,310	275,310	275,310		420,210	420,210
	RSUs	—	—	—	21,735	21,735	21,735		21,735	21,735
	Other Benefits[4]	—	—	—	—	—	—		—	249,124

	Total:	—	—	73,054	297,045	297,045	297,045		441,945	1,275,499

[1]	The exercise prices of all of the stock options that would immediately vest under any of these termination scenarios exceeded the price of the Common Shares as of December 31, 2007 and, therefore, would have no compensable value on that date.

[2]	Assuming actual payout of performance shares at target.

[3]	The assumptions used to calculate the value of the Qualified Retirement Plan/SERP benefits are consistent with those used to calculate the values above under “2007 Pension Benefits” with the following exceptions: an interest rate of 6.625%, the FAS 87 discount rate as of December 31, 2007. Further, the Named Executive Officers are expected to terminate employment on December 31, 2007 and receive the value of their Qualified Retirement Plan/SERP benefits assuming payment begins at normal retirement or immediately, if eligible, at December 31, 2007. The values were determined as of December 31, 2007 based on compensation and service as of that date. In addition, these values represent total values to the Named Executive Officer under the given termination scenario.

[4]	“Other Benefits” includes, as applicable, the total value of any other contributions by the Company on behalf of the Named Executive Officer for retirement income, health and welfare benefit plans, including executive perquisites, which the Named Executive Officer was eligible to receive as of December 31, 2007.

[5]	Distribution of the amounts reflected for deferred compensation remains subject to the deferral elections made by the executive, as discussed above under “Non-Qualified Deferred Compensation Plans.” Mr. Bucci has elected lump sum distributions of his deferred compensation on specified dates in 2008 and in 2010, and therefore, would not become eligible to receive any payments on December 31, 2007 as a result of any of the stated termination events. Mr. Moriarty has elected lump sum distributions of his deferred compensation on the date he ceases to be an associate; therefore, the deferred compensation shown for Mr. Moriarty reflects the distributions he would be entitled to, assuming a December 31, 2007 separation date, notwithstanding any applicable six-month holding period required pursuant to Section 409A of the Internal Revenue Code. For more detail on the aggregate balance of Mr. Bucci’s and Mr. Moriarty’s deferred compensation, see above under “2007 Non-Qualified Deferred Compensation.”

[6]	This amount includes the value of Mr. Swidarski’s long-term disability benefits, determined as of December 31, 2007, in excess of the benefits payable in the Company’s Long-Term Disability Plan. The amount of Mr. Swidarski’s long-term disability benefits of $1,352,189, is determined as the present value of a fixed-term annuity, payable from Mr. Swidarski’s current age to age 65, based on a discount rate of 6.625%.

REPORT OF AUDIT COMMITTEE

As noted above, the Audit Committee is comprised of Henry D. G. Wallace, Chair, Louis V. Bockius III, Richard L. Crandall, Eric J. Roorda and Alan J. Weber. Each member of the committee is independent as defined in Section 303A.02 of the NYSE corporate governance standards. The primary duties and responsibilities of the committee are as follows: (a) to monitor the adequacy of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance; (b) to monitor the independence and performance of the Company’s outside auditors and internal auditing department; and (c) to provide an avenue of communication among the outside auditors, management, the internal audit organization and the Board. The Board has adopted an Audit Committee Charter, which is available on the Company’s web site at http://www.diebold.com or by written request to the Corporate Secretary.

The Audit Committee has reviewed and discussed with the Company’s management and KPMG LLP, the Company’s independent auditors, the audited financial statements of the Company contained in the Company’s Annual Report to Shareholders for the year ended December 31, 2007. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with KPMG LLP its independence. The Audit Committee has also considered whether the provision of information technology services and other non-audit services to the Company by KPMG LLP is compatible with maintaining its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC.

The foregoing report was submitted by the Audit Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934.

The Audit Committee:

Henry D. G. Wallace, Chair
Louis V. Bockius III
Richard L. Crandall
Eric J. Roorda
Alan J. Weber

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

KPMG LLP acted as the Company’s independent auditors during the past fiscal year, and has so acted since 1965.

The Audit Committee has again appointed KPMG LLP to examine the accounts and other records of the Company for the fiscal year ending December 31, 2008. The Board will present at the Annual Meeting a proposal that such appointment be ratified. Should the shareholders fail to ratify the appointment; the Audit Committee will reconsider its selection.

KPMG LLP has no financial interest, direct or indirect, in the Company or any subsidiary.

A representative of KPMG LLP is expected to be present at the annual meeting, to make a statement if he or she desires to do so and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table shows the aggregate fees billed to the Company for the annual audit and review of the interim financial statements and other services provided by KPMG LLP for fiscal 2007 and 2006.

	2007	2006
Audit Fees[1]	$8,252,764	$2,942,450
Audit-Related Fees[2]	2,075,708	552,630
Tax Fees[3]	1,219,484	894,030
All Other Fees[4]	0	0

Total	$11,547,956	$4,389,110

[1]	“Audit Fees” consist of fees billed for professional services rendered for the audit of the Company’s annual financial statements and the review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings.

[2]	“Audit-Related Fees” consist of fees billed primarily for a stand-alone audit of the Company’s election systems business.

[3]	“Tax Fees” consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning, both domestic and international. These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

[4]	“All Other Fees” consist of fees billed for those services not captured in the audit, audit-related and tax categories. The Company generally does not request such services from the independent auditors.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent auditors.

These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to Henry D. G. Wallace, Chair of the Audit Committee, when expedition of services is necessary, provided that Mr. Wallace must report any decisions to pre-approve to the full Audit Committee at its next scheduled meeting. None of the services rendered by the independent auditors under the categories “Audit-Related Fees,” “Tax Fees” and “All Other Fees” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF
THE APPOINTMENT OF AUDITORS.

EXPENSES OF SOLICITATION

The cost of soliciting the proxies will be paid by the Company. In addition to solicitation by mail, some of the Company’s directors, officers and employees, without extra compensation, may conduct additional solicitations by telephone, facsimile and personal interviews. The Company may also enlist, at its own cost, the assistance of banks, bankers and brokerage houses in additional solicitations of proxies and proxy authorizations, particularly from those of their clients or customers whose shares are not registered in the clients’ or customers’ own names. Brokers, bankers, etc., will be reimbursed for out-of-pocket and reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Shares. It is estimated that the expense of such special solicitation will be nominal. In addition, Innisfree M&A Incorporated, New York, New York, has been retained to assist in the solicitation of proxies for an estimated fee of approximately $25,000.

PROPOSALS OF SHAREHOLDERS

The Company must receive by June 11, 2009 any proposal of a shareholder intended to be presented at the 2009 Annual Meeting of Shareholders of the Company and to be included in the Company’s proxy, notice of meeting and proxy statement related to the 2009 Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Such proposals should be submitted to the Secretary of the Company by certified mail, return receipt requested.

Notice of shareholder proposals submitted outside the processes of Rule 14a-8 under the Exchange Act, including nominations of directors, in connection with the 2009 Meeting (“non-Rule 14a-8 Proposals”), must be received by the Company at its principal executive office on or between July 11, 2009 and August 10, 2009 (or, if the 2009 Meeting is held more than 30 days prior to or after November 12, 2009, not later than the close of business on the later of the 90th day prior to the 2009 Meeting or the 10th day following the day on which public announcement of the date of the 2009 Meeting is first made), or such proposals will be considered untimely under the advance notice provisions of the Company’s Code of Regulations.

Non-Rule 14a-8 Proposals must comply with certain provisions of the Company’s Code of Regulations. The Company’s proxy related to the 2009 Meeting will give discretionary authority to the Proxy Committee to vote with respect to all non-Rule 14a-8 Proposals received by the Company after August 25, 2009.

OTHER MATTERS

The Company is not aware of any matters to be presented at the Annual Meeting other than the matters set forth herein. Should any other matters be presented for a vote of the shareholders, the proxy in the enclosed form confers discretionary voting authority upon the Proxy Committee. In accordance with the provisions of the General Company Law of the State of Ohio, the Board has appointed inspectors of elections to act at the Annual Meeting.

For information on how to obtain directions to be able to attend the Annual Meeting and vote in person, please see the directions at the end of this proxy statement or contact the Company’s Corporate Secretary at 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077 or (330) 490-4000.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on November 12, 2008.

This proxy statement, along with our Annual Report for the year ended December 31, 2007, are available free of charge at the following website (http://materials.proxyvote.com/253651).

By Order of the Board of Directors

CHAD F. HESSE
Corporate Counsel and Corporate Secretary

Canton, Ohio
October 9, 2008

THE ANNUAL REPORT OF DIEBOLD, INCORPORATED FOR THE
YEAR ENDED DECEMBER 31, 2007 WAS MAILED TO ALL
SHAREHOLDERS ON OR ABOUT OCTOBER 9, 2008.

Directions to Sheraton Suites
1989 Front Street, Cuyahoga Falls, Ohio 44221

From Akron-Canton Regional Airport  Take Interstate 77 North to Route 8 North. Proceed on Route 8 North and take the Broad Boulevard Exit. Turn left onto Broad Boulevard. The hotel is located on the left, at the corner of Front Street and Broad Boulevard.

From Youngstown (East)  Take Interstate 76 West to Route 8 North. Proceed on Route 8 North and take the Broad Boulevard Exit. Turn left onto Broad Boulevard and turn left again onto Front Street. The hotel is located on the left.

From Cleveland Hopkins International Airport  Take Route 71 South to the Ohio Turnpike (80 East). Proceed on the Ohio Turnpike to Exit 180 (Route 8 South). Continue on Route 8 South to the Broad Boulevard Exit. Turn right on Broad Boulevard and then turn left on Front Street. The hotel is on the left.

From Columbus (West)  Take Interstate 71 North to Interstate 76/224 East. Continue for approximately 20 miles to the 277/224 East/Canton Exit. Follow Route 77 to Exit 4B, Akron “Exit Only”. Within one mile follow Exit 125A, Route 8 North. Exit at Broad Boulevard and turn left to the hotel.

YOUR VOTE IS IMPORTANT
Please take a moment now to vote your shares of Diebold, Incorporated common stock for the 2008 Annual Meeting of Stockholders.
YOU CAN VOTE TODAY IN ONE OF THREE WAYS:
1. Vote by Telephone—Please call toll-free at 1-866-776-5641 on a touch-tone telephone and follow the simple recorded instructions. Your vote will be confirmed and cast as you directed. (Toll-free telephone voting is available for residents of the U.S. and Canada only. If outside the U.S. or Canada, call 1-215-521-1346.)
OR
2. Vote by Internet—Please access https://www.proxyvotenow.com/dbd and follow the simple instructions on the screen. Please note you must type an “s” after http.
You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.
OR
3. Vote by Mail—If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the WHITE proxy card in the envelope provided to: Diebold, Incorporated, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5156, New York, NY 10150-5156.
6 TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED6
Please mark your vote as in this example
The Common Shares represented by this proxy will be voted by the Proxy Committee as recommended by the Board of Directors unless otherwise specified. The Board of Directors recommends a vote “FOR” these items.
1. To elect ten Directors
Nominees: 1. Louis V. Bockius III, 2. Phillip R. Cox, 3. Richard L. Crandall, 4. Gale S. Fitzgerald, 5. Phillip B. Lassiter, 6. John N. Lauer, 7. Eric J. Roorda, 8. Thomas W. Swidarski, 9. Henry D.G. Wallace and 10. Alan J. Weber. (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s number in the space provided below.) *Exceptions
2. To Ratify the Appointment of KPMG, LLP as the Corporation’s Independent Auditors for the Year 2008
WITHHOLD AUTHORITY
FOR ALL to vote for all nominees listed nominees listed *EXCEPTIONS
FOR AGAINST ABSTAIN
Date: , 2008 Signature Signature (if held jointly) Title(s), if any NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

PLEASE VOTE TODAY!
SEE REVERSE SIDE
FOR THREE EASY WAYS TO VOTE!
6 TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED6
DIEBOLD, INCORPORATED
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Thomas W. Swidarski and Kevin J. Krakora and each of them, as the Proxy Committee, with full power of substitution to represent and to vote all the Common Shares of P Diebold, Incorporated held of record by the undersigned on October 3, 2008, at the annual meeting of R shareholders which will be held at Sheraton Suites, 1989 Front Street, Cuyahoga Falls, Ohio on November 12, 2008 or at any adjournment or postponement thereof, as indicated on the reverse side. This card also O constitutes your voting instructions for any and all shares held of record by The Bank of New York for your account in the Dividend Reinvestment Plan, and will be considered to be voting instructions to the Trustee X with respect to shares held in accounts under the Diebold, Incorporated 401(k) Savings Plan.
Y You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this Card. In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting. However, for the 401(k) Savings Plan, if no direction is given to Vanguard Fiduciary Trust Company, Trustee, by close of business at 5:00 p.m. on November 7, 2008, the Trustee will vote your shares in the plan in the same proportion as votes received from other participants in the plan.
(Continued, and to be dated and signed on the reverse side)